UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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DTE Energy Company

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One Energy Plaza
Detroit, Michigan 48226-1279

2011 Notice of Annual Meeting of Shareholders and Proxy Statement

Date:	Thursday, May 5, 2011

Time:	10:00 a.m. Detroit time

Place:	DTE Energy Building (Town Square; see map on the last page) One Energy Plaza Detroit, Michigan 48226

We invite you to attend the annual meeting of DTE Energy Company (“DTE Energy,” “Company,” “we,” “us” or “our”) to:

1.	Elect directors;

2.	Ratify the appointment of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as our independent registered public accounting firm for the year 2011;

3.	Vote on a Management proposal relating to a nonbinding advisory vote on executive compensation;

4.	Vote on a Management proposal relating to the frequency of nonbinding advisory votes on executive compensation;

5.	Vote on a Management proposal to amend the Bylaws to declassify the Board of Directors;

6.	Vote on a Shareholder proposal relating to political contributions; and

7.	Consider any other business that may properly come before the meeting or any adjournments of the meeting.

The record date for this annual meeting is March 8, 2011. Only shareholders of record at the close of business on that date can vote at the meeting. For more information, please read the accompanying 2011 Proxy Statement.

This 2011 Notice of Annual Meeting, as well as the accompanying Proxy Statement and proxy card, will be first sent or given to our shareholders on or about March 21, 2011.

It is important that your shares be represented at the meeting. Shareholders may vote their shares (1) in person at the annual meeting, (2) by telephone, (3) via the Internet, or (4) by completing and mailing the enclosed proxy card in the return envelope. Specific instructions for voting by telephone or via the Internet are attached to the proxy card. If you attend the meeting and vote at it, your vote at the meeting will replace any earlier vote by telephone, Internet or proxy. If your shares are directly held in your name as a shareholder of record, an admission ticket to the meeting is attached to your proxy card. Please vote your proxy, and bring the admission ticket with you to the meeting. If your shares are registered in the name of a bank, brokerage firm, or other nominee and you plan to attend the meeting, bring your statement of account showing evidence of ownership as of the record date. All shareholders who plan to attend the meeting must present a government-issued photo identification card, such as your driver’s license, state identification card or passport.

By Order of the Board of Directors

Lisa A. Muschong Corporate Secretary	Anthony F. Earley, Jr. Executive Chairman of the Board

March 21, 2011

Important Notice Regarding the Availability of Proxy Materials for the
Annual Shareholders Meeting to Be Held on May 5, 2011:

The Proxy Statement and Annual Report are available to security holders at
www.proxydocs.com/dte

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2011 PROXY STATEMENT OF DTE ENERGY COMPANY

INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

QUESTIONS AND ANSWERS

Q:	What is a proxy?

A:	A proxy is a document, also referred to as a “proxy card,” on which you authorize someone else to vote for you in the way that you want to vote. You may also choose to abstain from voting. The Board of Directors (the “Board”) is soliciting proxies to be voted at the 2011 Annual Meeting of Shareholders and any adjournment or postponement of such meeting.

Q:	What is a Proxy Statement?

A:	A Proxy Statement is this document, required by the Securities and Exchange Commission (the “SEC”), which is furnished in connection with the solicitation of proxies and, among other things, explains the items on which you are asked to vote on the proxy.

Q:	What are the purposes of this annual meeting?

A:	At the meeting, our shareholders will be asked to:

1. Elect six directors. The nominees are Lillian Bauder, W. Frank Fountain, Jr., Mark A. Murray, Josue Robles, Jr. and James H. Vandenberghe for terms expiring in 2014 and David A. Brandon for a term expiring in 2013. (See “Proposal No. 1 — Election of Directors” on page 22);

2. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2011. (See “Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm” on page 30);

3. Vote on a Management proposal providing a nonbinding advisory vote on the Company’s executive compensation. (See “Proposal No. 3 — Management Proposal — Nonbinding Advisory Vote on Executive Compensation” on page 33);

4. Vote on a Management proposal recommending a nonbinding advisory vote on executive compensation be held once every three years. (See “Proposal No. 4 — Management Proposal — Frequency of Nonbinding Advisory Votes on Executive Compensation” on page 34);

5. Vote on a Management proposal to amend the Bylaws to create a declassified Board of Directors. (See “Proposal No. 5 — Management Proposal — Amendment to the Bylaws to Declassify the Board of Directors” on page 35);

6. Vote on a Shareholder proposal relating to political contributions, if properly presented at the 2011 meeting. (See “Proposal No. 6 — Shareholder Proposal — Political Contributions” on page 37); and

7. Consider any other business that may properly come before the meeting or any adjournments or postponements of the meeting. (See “Consideration of Any Other Business That May Come Before the Meeting” on page 39).

Q:	Who is entitled to vote?

A:	Only our shareholders of record at the close of business on March 8, 2011 (the “Record Date”) are entitled to vote at the annual meeting. Each share of common stock has one vote with respect to each director position and each other matter coming before the meeting.

Q:	What is the difference between a shareholder of record and a “street name” holder?

A:	If your shares are registered directly in your name with Wells Fargo Bank, National Association, Shareowner Services, (“Wells Fargo”), our stock transfer agent, you are considered the shareholder of record for those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares using the method described under “How do I vote?” below.

Q:	How do I vote?

A:	If you hold your shares in your own name as shareholder of record, you may vote by telephone, through the Internet, by mail or by casting a ballot in person at the annual meeting.

• To vote by mail, sign and date each proxy card that you receive and return it in the enclosed prepaid envelope. Proxies will be voted as you specify on each proxy card.

• To vote by telephone or through the Internet, follow the instructions attached to your proxy card.

By completing, signing and returning the proxy card or voting by telephone or through the Internet, your shares will be voted as you direct. Please refer to the proxy card for instructions. If you sign and return your proxy card, but do not specify how you wish to vote, your shares will be voted as the Board recommends. Your shares will also be voted as recommended by the Board, in its discretion, on any other business that is properly presented for a vote at the meeting. (See “Consideration of Any Other Business That May Come Before the Meeting” on page 39).

If your shares are owned through the DTE Energy 401(k) plans (“401(k) plans”), see “What shares are included on my proxy card?” below.

If your shares are registered in street name, you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee should have enclosed, or should provide, a voting instruction form for you to use in directing it how to vote your shares.

Q:	Can I change my vote after I have voted?

A:	If you hold your shares in your own name as shareholder of record, any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. If you wish to change your vote by mail, you may do so by requesting, in writing, a new proxy card from the tabulator, Wells Fargo, DTE Energy, c/o Wells Fargo Shareowner Services, 161 N. Concord Exchange, South St. Paul, MN 55075, or you can request a new proxy card by telephone at 1-866-388-8558. The last vote received prior to the meeting will be the one counted. Shareholders of record may also change their vote by voting in person at the annual meeting. If you hold your shares in street name, you should contact your brokerage firm, bank or other nominee.

Q:	Can I revoke a proxy?

A:	Yes. If you are a shareholder of record as of the Record Date, you may revoke a proxy by submitting a letter addressed to the tabulator, Wells Fargo, DTE Energy, c/o Wells Fargo Shareowner Services, 161 N. Concord Exchange, South St. Paul, MN 55075, prior to the meeting. If you hold your shares in street name, you should contact your brokerage firm, bank or other nominee.

Q:	Is my vote confidential?

A:	Yes, your vote is confidential. The tabulator and inspectors of election will not be employees of the Company nor will they be affiliated with the Company in any way. Your vote will not be disclosed except as required by law or in other limited circumstances.

Q:	What shares are included on my proxy card?

A:	For shareholders of record — The proxy card you received covers the number of shares to be voted in your account as of the Record Date, including any shares held for participants in our Dividend Reinvestment and Stock Purchase Plan.

For shareholders who are participants in the 401(k) plan — The proxy card serves as a voting instruction to the Trustee for DTE Energy common stock owned by employees and retirees of DTE Energy and its affiliates in their respective 401(k) plans.

For holders in street name — Separate voting instructions will be provided by your brokerage firm, bank or other nominee for shares you hold in street name.

Q:	What does it mean if I get more than one proxy card?

A:	It indicates that your shares are registered differently and are in more than one account. Sign and return all proxy cards, or vote each account by telephone or on the Internet, to ensure that all your shares are voted. We encourage you to register all your accounts in the same name and address. To do this, contact Wells Fargo Shareowner Services at 1-866-388-8558.

Q:	What is “householding” and how am I affected?

A:	The SEC permits us to deliver a single copy of the annual report and proxy statement to shareholders who have the same address and last name. Each shareholder will continue to receive a separate proxy card. This procedure, called “householding,” will reduce the volume of duplicate information you receive and reduce our printing and postage costs. If you received one set of these documents at your household and you wish to receive separate copies, you may contact Wells Fargo, DTE Energy, c/o Wells Fargo Shareowner Services, 161 N. Concord Exchange, South St. Paul, MN 55075, or by telephone at 1-866-388-8558 and these documents will be promptly delivered to you. If you do not wish to participate in householding and prefer to receive separate copies of our annual reports and proxy statements, now or in the future, please submit a written request to Wells Fargo at the address listed above.

Similarly, if you currently receive multiple copies of this document, you can request the elimination of the duplicate documents by contacting Wells Fargo Shareowner Services at the address or phone number listed above.

Beneficial owners can request information about householding by contacting their bank, brokerage firm or other nominee of record.

Q:	Can I elect to receive or view DTE Energy’s annual report and proxy statement electronically?

A:	Yes. If you are a shareholder of record, you may elect to receive the Company’s annual report and proxy materials electronically rather than in printed form.

If you wish to provide your consent and enroll in this service, log on to www.ematerials.com/dte, where step-by-step instructions will prompt you through the enrollment process. Starting with the 2012 meeting, you will receive an e-mail notification directing you to the Web site hosting the annual report and proxy statement as well as voting instructions for voting via the Internet.

By consenting to electronic delivery, you are stating that you currently have, and expect to have in the future, access to the Internet. If you do not currently have, or expect to have in the future, access to the Internet, please do not elect to have documents delivered electronically, as we will rely on your consent and will not deliver paper copies of future annual reports and proxy materials.

If you do not sign-up for electronic delivery, we will continue to mail you printed copies of the materials.

To view the current year’s proxy statement and annual report on Form 10-K, please visit our website at www.proxydocs.com/dte. There you will be able to view, search and print the documents. We also post these materials on our website at www.dteenergy.com, in the “Investors — Reports & Filings” section as soon as they are available so you may view them. To vote on the current year’s proxy, please refer to the question “How Do I Vote?” above.

Q:	What constitutes a quorum?

A:	There were 169,371,631 shares of our common stock outstanding on the Record Date. Each share is entitled to one vote with respect to each director position and each other matter coming before the annual meeting. A majority of these outstanding shares present or represented by proxy at the meeting constitutes a quorum. A quorum is necessary to conduct an annual meeting.

Q:	What are abstentions and broker non-votes and how do they affect voting?

A:	Abstentions — If you specify on your proxy card that you wish to “abstain” from voting on an item, your shares will not be voted on that particular item. Abstentions are counted toward establishing a quorum but not toward determining the outcome of the proposal to which the abstention applies.

Broker Non-Votes — Under the New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote these shares on certain “routine” matters, including the ratification of the appointment of the independent registered public accounting firm. The election of directors in an uncontested election, advisory votes on executive compensation and amendment of the company’s bylaws are all non-routine matters. Consequently, your broker must receive voting instructions from you in order to vote with respect to proposals 1, 3, 4, 5 and 6 at our 2011 annual meeting. On routine matters, shares voted by brokers without instructions are counted toward the outcome.

Q:	How does the voting work?

A:	For each item, voting works as follows:

• Proposal No. 1 — Election of Directors — The election of each director requires approval by a majority of the votes cast, i.e., each of the five nominees for terms ending in 2014 and one nominee for a term ending in 2013 must receive more than fifty percent of the votes cast at the meeting to be elected. You may withhold votes from one or more directors by writing their names in the space provided for that purpose on your proxy card. Withheld votes have the same effect as abstentions. If you vote by telephone or the Internet, follow the instructions attached to the proxy card. Your broker is not entitled to vote your shares on this matter unless instructions are received from you. You cannot vote for more than five directors for terms ending in 2014 and one director for a term ending in 2013.

• Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm — Ratification of the appointment of an independent registered public accounting firm requires approval by a majority of the votes cast. Abstentions are not considered votes cast and will not be counted either for or against this matter. Your broker is entitled to vote your shares on this matter if no instructions are received from you.

• Proposal No. 3 — Management Proposal — Nonbinding Advisory Vote on Executive Compensation — Approval of the Management Proposal requires approval from a majority of the votes cast. Your broker is not entitled to vote your shares unless instructions are received from you. Abstentions and broker non-votes are not considered votes cast and will not be counted either for or against this matter.

• Proposal No. 4 — Management Proposal — Frequency of Nonbinding Advisory Votes on Executive Compensation — Approval of the Management Proposal requires approval from a majority of the votes cast. Your broker is not entitled to vote your shares unless instructions are received from you. Abstentions and broker non-votes are not considered votes cast and will not be counted either for or against this matter.

• Proposal No. 5 — Management Proposal — Amendment to the Bylaws to Declassify the Board of Directors  — Approval of the Management Proposal requires approval from a majority of the votes cast. Your broker is not entitled to vote your shares unless instructions are received from you. Abstentions and broker non-votes are not considered votes cast and will not be counted either for or against this matter.

• Proposal No. 6 — Shareholder Proposal — Political Contributions — Approval of the Shareholder Proposal requires approval from a majority of the votes cast. Your broker is not entitled to vote your shares unless instructions are received from you. Abstentions and broker non-votes are not considered votes cast and will not be counted either for or against this matter.

Q:	Who may attend the annual meeting?

A:	Shareholders of Record — Any shareholder of record as of the Record Date may attend. Your admission ticket to attend the meeting is attached to the lower portion of your proxy card. Please vote your proxy, and bring the admission ticket with you to the meeting.

All Other Shareholders — If your shares are registered in the name of a bank, brokerage firm or other nominee and you plan to attend the meeting, bring your statement of account showing evidence of ownership as of the Record Date. However, as noted above, you will not be able to vote those shares at the annual meeting unless you have made arrangements with your bank, brokerage firm or other nominee of record.

All shareholders will be required to present a government-issued photo identification card, such as your driver’s license, state identification card or passport.

Seating and parking are limited and admission is on a first-come basis.

Q:	How will the annual meeting be conducted?

A:	The Executive Chairman of the Board (“Chairman”), or such other director as designated by the Board, will call the annual meeting to order, preside at the meeting and determine the order of business. The only business that will be conducted or considered at this meeting is business discussed in this Proxy Statement, as no other shareholder complied with the procedures disclosed in last year’s proxy statement for proposing other matters to be brought at the meeting.

Q:	How does a shareholder recommend a person for election to the Board for the 2012 annual meeting?

A:	Recommendations for nominations by shareholders should be in writing and addressed to our Corporate Secretary at our principal business address. See the “Shareholder Proposals and Nominations of Directors” section of this Proxy Statement on page 67 for further information on submitting nominations. Once the Corporate Secretary properly receives a recommendation for nomination, the recommendation is sent to the Corporate Governance Committee for consideration. Candidates for directors nominated by shareholders will be given the same consideration as candidates nominated by other sources.

CORPORATE GOVERNANCE

Governance Guidelines

At DTE Energy, we are committed to operating in an ethical, legal, environmentally sensitive and socially responsible manner, while creating long-term value for our shareholders. The foundation of our governance practices begins at the top, with the DTE Energy Board of Directors Mission Statement and Governance Guidelines (“Governance Guidelines”). The Governance Guidelines set forth the practices the Board follows with respect to Board composition and selection, Board meetings, the performance evaluation and succession planning for DTE Energy’s Chief Executive Officer (“CEO” or “Chief Executive Officer”), Board committees, Board compensation, and communicating with the Board, among other things. The Governance Guidelines are also intended to align the interests of directors and management with those of our shareholders. The following is a summary of the Governance Guidelines, along with other governance practices at DTE Energy.

Election of Directors and Vacancies

Our Bylaws currently provide that the Board be divided into three classes, each class being as nearly equal in number as possible. At each annual shareholder meeting, the shareholders elect one class of directors for a three-year term, and elect any director who may be filling a vacancy in an unexpired term. However, our management has proposed and the Board of Directors has agreed that our Bylaws should be amended to declassify the Board of Directors. If this proposal passes, beginning with the 2012 annual meeting of shareholders, directors with expiring terms will be elected annually for terms of one year. For more details, see “Proposal No. 5 — Management Proposal — Amendment to the Bylaws to Declassify the Board of Directors” on page 35.

If a vacancy in the Board occurs between annual shareholder meetings, the vacancy may be filled by a majority vote of the directors then in office, and such person will be subject to election by the shareholders at the next annual shareholder meeting.

Under the Governance Guidelines, the Corporate Governance Committee periodically assesses the skills, characteristics and composition of the Board, along with the need for expertise and other relevant factors as it deems appropriate. In light of these assessments, and in light of the standards set forth in the Governance Guidelines, the Corporate Governance Committee may seek candidates with specific qualifications and candidates who satisfy other requirements set by the Board. We believe our Board should be comprised of directors who have had high-level executive experience, have been directors on other boards and have been tested through economic downturns and crises. Industry experience, regional relationships and broad diversity of experience and backgrounds are also factors in Board nominee selection. While we do not have a formal policy relative to diversity in identifying director nominees, we believe that it is desirable for Board members to possess diverse characteristics of gender, race, ethnicity, and age, and we consider such factors in Board evaluation and in the identification of candidates for Board membership. We believe this type of composition enables the Board to oversee the management of the business and affairs of the Company effectively. Information about the skills, experiences and qualifications of our directors is included in their biographies beginning on page 23.

The Corporate Governance Committee considers candidates who have been properly nominated by shareholders, as well as candidates who have been identified by Board members and Company personnel. In addition, the Corporate Governance Committee may use a search firm to assist in the search for candidates and nominees and to evaluate the nominees’ skills against the Board’s criteria. Based on its review of all candidates, the Corporate Governance Committee recommends a slate of director nominees for election at the annual meeting of shareholders. The slate of nominees may include both incumbent and new nominees.

Potential candidates are reviewed and evaluated by the Corporate Governance Committee, and certain candidates are interviewed by one or more Corporate Governance Committee members. An invitation to join the Board is extended by the Board itself, through the Chairman and the Chair of the Corporate Governance Committee.

The Corporate Governance Committee screened director candidates and recommended to the Board that David A. Brandon be elected as a director. Mr. Brandon had been recommended as a potential candidate by the Chief Executive Officer of the Company at the time, Mr. Earley, and other executive officers. At the Board’s June 24, 2010 meeting, Mr. Brandon was elected to fill a vacancy created by an increase in the size of the Board from 14 to 15 directors, to serve for a term expiring in 2011.

Composition of the Board and Director Independence

Our Governance Guidelines state that the exact size of the Board will be determined by the Board from time to time. Currently, our Governance Guidelines set the size of the Board at no less than 10 and no more than 18 directors.

Director Independence and Categorical Standards

As a matter of policy, in accordance with NYSE listing standards, we believe that the Board should consist of a majority of independent directors. The Board must affirmatively determine that a director has no material relationship with the Company, either directly or indirectly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board has established the following categorical standards for director independence, which are more stringent that the NYSE independence standards for former Company executives:

A director, for whom any of the following is true, will not be considered independent:

•	A director who is currently, or has been at any time in the past, an employee of the Company or a subsidiary.

•	A director whose immediate family member is, or has been within the last three years, an executive officer of the Company.

•	A director who receives, or whose immediate family member receives, more than $120,000 in direct compensation from the Company during any twelve-month period within the last three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	A director or a director with an immediate family member who is a current partner of a firm that is the Company’s internal or external auditor; the director is a current employee of such a firm; the immediate family member is a current employee of such a firm and personally works on the Company’s audit; or the director or immediate family member was, within the last three years, a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	A director who is employed, or whose immediate family member is employed, or has been employed within the last three years, as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee.

•	A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not independent until three years after the company falls below such threshold.

Contributions to a tax-exempt organization will not be considered to be a material relationship that would impair a director’s independence if a director serves as an executive officer of a tax-exempt organization and, within the preceding three years, contributions in any single fiscal year were less than $1 million or 2% (whichever is greater) of such tax-exempt organization’s consolidated gross revenues.

Applying these standards, the Board has affirmatively determined that a majority of our directors qualify as independent and have no material relationship with the Company. The independent directors are Lillian Bauder, David A. Brandon, W. Frank Fountain, Jr., Allan D. Gilmour, Frank M. Hennessey, Gail J. McGovern,

Eugene A. Miller, Mark A. Murray, Charles W. Pryor, Jr., General Josue Robles, Jr., Ruth G. Shaw and James H. Vandenberghe. Directors Anthony F. Earley, Jr., Gerard M. Anderson and John E. Lobbia are not independent directors and may be deemed to be affiliates of the Company under the categorical standards. Mr. Earley is not considered independent under the Company’s categorical standards due to his current employment as Chairman and prior employment as CEO of the Company; Mr. Anderson is not considered independent due to his current employment as President and Chief Executive Officer; and Mr. Lobbia is not considered independent due to his prior employment as Chairman and CEO of the Company and his son’s current employment at the Company.

Board Committees

The Board has standing committees for Audit, Corporate Governance, Finance, Nuclear Review, Organization and Compensation and Public Responsibility. The Board committees act in an advisory capacity to the full Board, except that the Organization and Compensation Committee has direct responsibility for the CEO’s goals, performance and compensation along with compensation of other executives, and the Audit Committee has direct responsibility for appointing, replacing, compensating and overseeing the independent registered public accounting firm. Each committee has adopted a charter that clearly establishes the committee’s respective roles and responsibilities. In addition, each committee has authority to retain independent outside professional advisors or experts as it deems advisable or necessary, including the sole authority to retain and terminate any such advisors, to carry out its duties. The Board has determined that each member of the Audit, Corporate Governance, and Organization and Compensation Committees is independent under our categorical standards and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment. The Board has also determined that each member of the Audit Committee meets the independence requirements under the SEC rules and NYSE listing standards applicable to Audit Committee members.

Election of the Chairman and the CEO; Presiding Director

Our Bylaws currently provide that the Chairman may simultaneously serve as the CEO of the Company and shall preside at all meetings of the Board. In addition, the Board may elect an independent director as Presiding Director who would serve until the next annual meeting.

The Board believes it is in the best interests of the Company and shareholders for the Board to have flexibility in determining whether to separate or combine the roles of Chairman and Chief Executive Officer based on the Company’s circumstances. The Board has strong governance structures and processes in place to ensure the independence of the Board, eliminate conflicts of interest and prevent dominance of the Board by senior management. The Governance Guidelines and various committee charters provide for independent discussion among directors and for independent evaluation of, and communication with, many members of senior management.

Effective October 1, 2010, the Board decided to begin facilitating the transition of the Company’s leadership from Mr. Earley to Mr. Anderson and as a result, they voted to separate the roles of Chairman and Chief Executive Officer. In this arrangement, Mr. Earley remains an employee of the Company, advises Mr. Anderson on strategic planning activities and uses his expertise and experience to represent the Company in various policy and business forums. Mr. Anderson will be responsible for the management of the Company and will generally set the agenda for, and lead discussions of, strategic issues for the Company. The Board believes that both Mr. Earley and Mr. Anderson are extremely qualified through their experience and expertise to fill these roles. The Board believes that this separation of these functions facilitates long term leadership stability, will not affect risk oversight and is in the best interests of the Company and shareholders.

Even with the separation of the CEO and Chairman roles, the Board continues to believe a good governance practice is to elect a Presiding Director from the independent directors. The Presiding Director will have such responsibilities as required under the NYSE listing standards, as well as such other responsibilities as determined by the Board. On February 3, 2011, the Board unanimously re-elected Mr. Miller as the Presiding Director. As Presiding Director, Mr. Miller’s duties include:

•	Calling regularly scheduled executive sessions; presiding at Board executive sessions of non-management directors or independent directors; and providing feedback regarding such sessions, as appropriate, to the Chairman and to the CEO;

•	Reviewing shareholder communications addressed to the Board or to the Presiding Director;

•	Organizing Board meetings in the absence of the Chairman; presiding at any session of the Board where the Chairman is not present;

•	Designating one or more directors as alternate members of any committee to replace an absent or disqualified member at any committee meeting, provided that, in the event an alternate member is designated for the Audit, Corporate Governance or Organization and Compensation Committee, the designate meets the Company’s categorical standards for director independence and SEC requirements;

•	Consulting with the Chairman and the CEO in the selection of topics to be discussed when developing the annual Board calendar;

•	In consultation with the Board, retaining independent advisors on behalf of the Board as the Board determines to be necessary or appropriate;

•	Participating in the Organization and Compensation Committee’s annual review and approval of the CEO’s corporate goals and objectives and evaluation of the CEO’s performance against those goals;

•	Reviewing and consulting with the Chairman and the Corporate Secretary on Board meeting agendas; and

•	Collaborating with the Chairman and the Corporate Secretary on scheduling Board and Committee meetings.

Board Meetings and Attendance

The Board met six times in 2010. A portion of each Board meeting was spent with the Chairman and no other management members. All of the incumbent directors attended at least 75% of the Board meetings and the meetings of the committees on which they served, 11 of whom had a 100% attendance record. The Board does not have a policy with regard to directors’ attendance at the annual meeting of shareholders. All directors then in office attended last year’s annual meeting.

Terms of Office

The Board has not established term limits other than the current three-year terms of office (which will be reduced to one-year terms if Proposal 5 passes). However, the Corporate Governance Committee of the Board has established policies that independent directors should not stand for election after attaining the age of 75, unless the Board waives this provision when circumstances exist which make it prudent to continue the service of the particular independent director. Directors who are retired CEOs of the Company or its subsidiaries shall not stand for election after attaining the age of 70. Except for the CEO, who may continue to serve as a director after retirement for so long as he is serving as Chairman, current employees who are also directors will not stand for re-election after retiring from employment with the Company. Mr. Gilmour reached the mandatory retirement age in 2009 but consented to serve for one additional year in order to assist the Board with its transition plans for the Board’s Finance Committee. Mr. Gilmour was in a class of directors to be elected at the 2010 Annual Meeting of Shareholders and was elected to a one-year term expiring at the 2011 Annual Meeting of Shareholders.

Executive Sessions

It is the Board’s practice that the non-management directors meet in executive session at every regular Board meeting and meet in executive session at other times whenever they believe it would be appropriate. The non-management directors met in executive sessions (sessions without the Chairman, CEO or any representatives of management present) at all six Board meetings in 2010. At least once per year, the non-management directors meet in executive session to review the Organization and Compensation Committee’s performance review of the CEO. The Presiding Director chairs the executive sessions of non-management directors.

Assessment of Board and Committee Performance

The Board evaluates its performance annually. In addition, each Board committee performs an annual self-assessment to determine its effectiveness. Periodically, the Board performs a peer review of all directors who have served one year or more. The results of the Board and Committee self-assessments are discussed with the Board and each Committee, respectively. The results of the individual peer review are reviewed by the Chair of the Corporate Governance Committee and discussed with the Corporate Governance Committee. The Chair of the Corporate Governance Committee discusses the results of the peer review with individual directors, as directed by the Corporate Governance Committee.

Board Compensation and Stock Ownership

The Company has established a Board compensation structure intended to provide compensation of approximately one-half cash and one-half equity. The Board has stock ownership guidelines that set specific Company stock ownership requirements based on the director’s years of service on the Board. (See “Director Stock Ownership” on page 17.)

Codes of Business Conduct and Ethics

The DTE Energy Board of Directors Code of Business Conduct and Ethics, the Officer Code of Business Conduct and Ethics and the DTE Energy Way are the standards of behavior for Company directors, officers, and employees. Any waiver of, or amendments to, the Board of Directors Code of Business Conduct and Ethics and the Officer Code of Business Conduct and Ethics as it pertains to the CEO, the Chief Financial Officer, senior financial officers and other Executive Officers, as defined in the “Security Ownership of Directors and Officers” section on page 19, will be disclosed promptly by posting such waivers or amendments on the Company website, www.dteenergy.com. There were no waivers or amendments during 2010.

Communications with the Board

The Company has established several methods for shareholders or other non-affiliated persons to communicate their concerns to the directors.

•	Concerns regarding auditing, accounting practices, internal controls, or other business ethics issues may be submitted to the Audit Committee through its reporting channel:

By telephone:	877-406-9448
Or
By Internet:	ethicsinaction.dteenergy.com
Or
By mail:	For auditing, accounting practices or internal control matters:
DTE Energy Company
Audit Committee
One Energy Plaza
Room 2441 WCB
Detroit, Michigan 48226-1279

For business ethics issues:
DTE Energy Company
Office of the Assistant to the Chairman
One Energy Plaza
Room 2343 WCB
Detroit, Michigan 48226-1279

•	Any other concern may be submitted to the Corporate Secretary by mail for prompt delivery to the Presiding Director at:

Presiding Director
c/o Corporate Secretary
DTE Energy Company
One Energy Plaza
Room 2459 WCB
Detroit, Michigan 48226-1279

Periodically, we revise our governance information in response to changing regulatory requirements and evolving corporate governance developments. Current copies of the Governance Guidelines, committee charters, categorical standards of director independence and the codes of ethics referred to above are available on our website at www.dteenergy.com, in the “Investors — Corporate Governance” section. You can also request a copy of any or all of these documents and a copy of the Company’s annual report on Form 10-K, free of charge, by mailing your request to the Corporate Secretary, DTE Energy Company, One Energy Plaza, Room 2459 WCB, Detroit, Michigan 48226-1279.

The information on the Company’s website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings the Company makes with the SEC.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The table below reflects the membership and the number of meetings held by each Board Committee during 2010.

			Corporate						Organization &		Public
Board Members	Audit		Governance		Finance		Nuclear Review		Compensation		Responsibility
Gerard M. Anderson
Lillian Bauder			X	*			X				X
David A. Brandon					X	(1)
Anthony F. Earley, Jr.
W. Frank Fountain, Jr.	X										X	*
Allan D. Gilmour			X		X	(2)			X
Frank M. Hennessey	X	*							X
John E. Lobbia					X		X
Gail J. McGovern					X						X
Eugene A. Miller			X		X				X	*
Mark A. Murray					X						X
Charles W. Pryor, Jr.					X		X	*
Josue Robles, Jr.	X		X	(3)							X	(4)
Ruth G. Shaw							X		X
James H. Vandenberghe	X		X		X	*(5)
2010 Meetings	7		6		9		5		9		3

*	Chair

(1)	Mr. Brandon began serving on the Finance Committee in June 2010.

(2)	Mr. Gilmour served as the Chair of the Finance Committee until May 2010.

(3)	General Robles began serving on the Corporate Governance Committee in May 2010.

(4)	General Robles served on the Public Responsibility Committee until May 2010.

(5)	Mr. Vandenberghe served as the Vice-Chair of the Finance Committee until May 2010 when he became Chair.

Following is a summary of the terms of each Committee’s charter and the responsibilities of its members:

Audit Committee

•	Assists the Board in its oversight of the quality and integrity of our accounting, auditing and financial reporting practices and the independence of the independent registered public accounting firm.
•	Reviews scope of the annual audit and the annual audit report of the independent registered public accounting firm.
•	Reviews financial reports, internal controls and financial and accounting risk exposures.
•	Reviews accounting policies and system of internal controls.
•	Responsible for the appointment, replacement, compensation and oversight of the independent registered public accounting firm.
•	Reviews and pre-approves permitted non-audit functions performed by the independent registered public accounting firm.
•	Reviews the scope of work performed by the internal audit staff.
•	Reviews legal or regulatory requirements or proposals that may affect the committee’s duties or obligations.
•	Retains independent outside professional advisors, as needed.

The Board has determined that each member of the Audit Committee is financially literate. The Board has reviewed the qualifications and experience of each of the Audit Committee members and determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as that term has been defined by the SEC.

Corporate Governance Committee

•	Reviews and assists the Board with corporate governance matters.
•	Considers the organizational structure of the Board.
•	Identifies and reports to the Board risks associated with the Company’s governance practices and the interaction of the Company’s governance with enterprise risk management.
•	Recommends the nominees for directors to the Board.
•	Reviews recommended compensation arrangements for the Board, director and officer indemnification and insurance for the Board.
•	Reviews recommendations for director nominations received from shareholders.
•	Reviews shareholder proposals and makes recommendations to the Board regarding the Company’s response.
•	Reviews best practices in corporate governance and recommends corporate and Board policies/practices, as appropriate.
•	Retains independent outside professional advisors, as needed.

Finance Committee

•	Reviews matters related to capital structure.
•	Reviews major financing plans.
•	Recommends dividend policy to the Board.
•	Reviews financial planning policies and investment strategy.
•	Reviews and approves the annual financial plan and forecasts.
•	Reviews certain capital expenditures.
•	Reviews insurance and business risk management.
•	Receives reports on the strategy, investment policies, adequacy of funding and performance of post-retirement obligations.
•	Reviews certain potential mergers, acquisitions and divestitures.

•	Reviews investor relations activities.
•	Retains independent outside professional advisors, as needed.

Nuclear Review Committee

•	Provides non-management oversight and review of the Company’s nuclear facilities.
•	Reviews the financial, operational and business plans at the Company’s nuclear facilities.
•	Reviews the overall performance at the Company’s nuclear facilities.
•	Reviews the policies, procedures and practices related to health and safety, potential risks, resources and compliance at the Company’s nuclear facilities.
•	Reviews the impact of changes in regulation on the Company’s nuclear facilities.
•	Retains independent outside professional advisors, as needed.

Organization and Compensation Committee

•	Reviews the CEO’s performance and approves the CEO’s compensation.
•	Approves the compensation of certain other executives.
•	Administers the executive incentive plans and oversees the Company’s overall executive compensation and benefit plan philosophy, structure and practices, and the risks involved in executive compensation plans.
•	Reviews and approves executive employment agreements, severance agreements and change-in-control agreements, along with any amendments to those agreements.
•	Reviews executive compensation programs to determine competitiveness.
•	Recommends to the full Board the officers to be elected by the Board.
•	Reviews succession and talent planning.
•	Retains independent outside professional advisors, as needed.

Public Responsibility Committee

•	Reviews and advises the Board on emerging social, economic, political and environmental issues.
•	Reviews reports from management with respect to risk exposures related to social, economic, political, reputational and environment issues and advises the Board on management’s procedures for monitoring, controlling and reporting on such exposures.
•	Reviews the Company’s policies on social responsibilities.
•	Reviews employee policies and safety issues related to employees, customers and the general public.
•	Reviews strategic initiatives and activities relating to the environment.
•	Reviews the policies, programs, performance and activities relating to the Company’s compliance and ethics programs.
•	Retains independent outside professional advisors, as needed.

BOARD OF DIRECTORS RISK OVERSIGHT FUNCTIONS

The Board receives, reviews and assesses reports from the Board Committees and from management relating to enterprise-level risks. Each Board Committee is responsible for overseeing and considering risk issues relating to their respective Committee and reporting their assessments to the full Board at each regularly scheduled Board meeting. When granting authority to management, approving strategies and receiving management reports, the Board and Committees consider, among other things, the risks we face. Each Committee reviews management’s assessment of risk for that Committee’s respective area of responsibility. The Audit Committee considers risk issues, policies and controls associated with our overall financial reporting and disclosure process and legal compliance, and reviews policies on risk control assessment and accounting risk exposure. In addition to its regularly scheduled meetings, the Audit Committee meets with the Chief Financial Officer, the General Auditor, the Chief Risk Officer and the independent registered public accounting firm in executive sessions at least quarterly, and meets in executive session with the General Counsel and the Chief Compliance Officer at least annually in separate executive sessions. The Finance Committee oversees financial, capital, credit and insurance risk. The Organization and Compensation Committee assesses and discusses with the Board the relationship between the inherent risks in executive compensation plans, executive compensation arrangements and executive performance goals and payouts, and how the level or risk corresponds to the Company’s business strategies. The Corporate Governance Committee reports to the Board regarding those risks associated with the Company’s governance practices and the interaction of the Company’s governance with enterprise risk-level management. The Nuclear Review Committee reviews risk relating to the operation of our nuclear power facilities. The Public Responsibility Committee deals with matters of risk associated with social responsibility, reputation, safety and the environment. As part of its oversight function, the Board discusses any risk conflicts that may arise between the Committees or assigns to a Committee risk issues that may arise which do not fall within a specific Committee. All Board Committees meet periodically with members of senior management to discuss the relevant risks and challenges facing the Company.

The Company also utilizes an internal Risk Management Committee, chaired by the Chairman and comprised of the Chief Executive Officer, Chief Financial Officer, Chief Risk Officer, General Counsel, General Auditor and other senior officers, that, among other things, directs the development and maintenance of comprehensive risk management policies and procedures, and, among other things, sets, reviews and monitors risk limits on a regular basis for enterprise-level risks, counter-party credit and commodity-based exposures. The Company’s Chief Risk Officer attends all Audit Committee meetings and meets annually with the joint Audit Committee and Finance Committee to update the members on the Company’s enterprise-level risk management. The Chief Risk Officer also periodically meets with the other Board Committees and the full Board as may be required.

The Board believes that the committee structure of risk oversight is in the best interests of the Company and its shareholders. Each Committee member has expertise on risks relative to the nature of the Committee on which he/she sits. With each Committee reporting on risk issues at full Board meetings, the entire Board is in a position to assess the overall risk implications, how they may affect the Company and to provide oversight on appropriate actions for management to take.

With regard to risk and compensation programs and policies, the Company’s Energy Trading segment has compensation programs and policies that are structured differently than other units within the Company. These compensation programs and policies are designed to discourage excessive risk taking by the Energy Trading employees and are subject to specific written policies and procedures administered by members of the Company’s senior management. The Company has determined that the Energy Trading compensation programs and policies do not create risks that are reasonably likely to have a material adverse effect on the Company.

BOARD OF DIRECTORS COMPENSATION

Elements of Director Compensation

Employee directors receive no payment for service as directors. The goal of our compensation policies for non-employee directors is to tie their compensation to your interests as shareholders. Accordingly, approximately 50% of a director’s annual compensation is in the form of equity-based compensation, including phantom shares of our common stock. Generally, the compensation program for non-employee directors is reviewed on an annual basis by the Corporate Governance Committee and the Board. This review includes a review of a comparative peer group of companies that is identical to the peer group used to review executive compensation (See “Executive Compensation — Compensation Discussion and Analysis” beginning on page 40). Based on the review completed in 2010, two changes were made to the non-employee director compensation program. In December 2010, the Board of Directors voted to increase the Presiding Director cash retainer from $15,000 to $20,000 annually, effective January 1, 2011. Further, effective January 1, 2011, the annual equity grant to non-employee directors, previously set at 2,000 phantom shares annually, was changed to be a variable number of phantom shares valued at $90,000 annually. For total compensation paid to each director during 2010, see the “2010 Director Compensation Table” on page 66. The compensation program effective January 1, 2011 is described below.

Cash Compensation
Cash retainer	$60,000 annually
Presiding Director retainer	$20,000 annually
Committee chair retainer	$10,000 annually for Audit Committee Chair and Organization and Compensation Committee Chair $5,000 annually for all other Committee chairs
Committee meeting fees and fees for special services	$1,000 per meeting/occurrence
Board meeting fee	$2,000 per meeting

Equity Compensation
Upon first election to the Board	1,000 shares of restricted DTE Energy common stock
Annual equity compensation	A variable number of phantom shares of DTE Energy common stock valued at $90,000 annually, with the actual number of phantom shares to be granted each year determined based on the closing price of the Company’s common stock on the first business day of each calendar year(1)

(1)	Phantom shares of DTE Energy common stock are credited to each non-employee director’s account in January of each year. Phantom share accounts are also credited with dividend equivalents which are reinvested into additional phantom shares. For phantom shares granted after 2004, payment of the cash value is made three years after the date of grant unless otherwise deferred by voluntary election of the director. For phantom shares granted before 2005, payment of the cash value occurs only after the date a director terminates his or her service on the Board.

Payment of Non-Employee Director Fees and Expenses

Retainers and all meeting fees for non-employee directors are either (i) payable in cash or (ii) at the election of the director, deferred into an account pursuant to the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees. Non-employee directors may defer up to 100% of their annual retainer and meeting fees into an unfunded deferred compensation plan. Deferred fees may accrue for future payment, with interest accrued monthly at the 5-year U.S. Treasury Bond rate as of the last business day of each month or, at the election of the director, they may be invested in phantom shares of our common stock with all imputed dividends reinvested.

In addition to the retainers and fees, non-employee directors are reimbursed for their travel expenses incurred in attending Board and committee meetings, along with reimbursement for fees and expenses incurred when attending director education seminars or special meetings requested by management. Non-employee directors of the Company, along with salaried employees, are also eligible to participate in the DTE Energy matching gift program, whereby the Company matches certain charitable contributions.

Directors’ Retirement Plan

Benefits under the DTE Energy Company Retirement Plan for Non-Employee Directors were frozen as of December 31, 1998, and all non-employee directors were deemed vested on that date. No further benefits will accrue. Messrs. Gilmour and Miller and Dr. Bauder are the only current directors covered by this plan and, upon their retirement from the Board, they will each receive $3,415 per month for 45, 111, and 152 months, respectively.

Director Life Insurance

The Company provides each non-employee director with group term life insurance in the amount of $20,000 and travel accident insurance in the amount of $100,000.

Director Stock Ownership

We have established stock ownership guidelines for directors to more closely tie their interests to those of shareholders. Under these guidelines, the Board requires that each director own shares of the Company’s common stock beginning no later than 30 days after election to the Board. In addition, directors are required to own, within five years after initial election to the Board, shares of Company stock having a value equal to two times their annual cash and phantom stock compensation. Common stock, time-based restricted stock, and phantom shares held by a director are counted toward fulfillment of this ownership requirement. As of January 1, 2011, all directors met the initial common stock ownership requirement and those directors who have served as a director for at least five years after their initial election have fulfilled the five-year requirement.

INFORMATION ON COMPANY EXECUTIVE OFFICERS

Under our Bylaws, the officers of DTE Energy are elected annually by the Board of Directors, each to serve until his/her successor is elected and qualified, or until his/her resignation or removal. The executive officers of the Company elected by the Board for 2011 are as follows:

			Present Position
Name	Age(1)	Present Position	Held Since

Anthony F. Earley, Jr.	61	Executive Chairman of the Board	10/01/10	(2)
Gerard M. Anderson	52	President and Chief Executive Officer	10/01/10	(2)
David E. Meador	54	Executive Vice President and Chief Financial Officer	06/23/04
Lynne Ellyn	59	Senior Vice President and Chief Information Officer	12/31/01
Paul C. Hillegonds	62	Senior Vice President	05/16/05
Steven E. Kurmas	55	President and Chief Operating Officer, Detroit Edison and Group President, DTE Energy Company	12/08/08	(2)
Bruce D. Peterson	54	Senior Vice President and General Counsel	06/25/02
Gerardo Norcia	48	President and Chief Operating Officer, MichCon and Group President, DTE Energy Company	06/28/07	(2)
Larry E. Steward	58	Vice President	01/15/01
Peter B. Oleksiak	44	Vice President and Controller and Chief Accounting Officer	02/07/07	(2)
Lisa A. Muschong	41	Corporate Secretary	05/10/10	(2)

(1)	As of March 21, 2011.

(2)	These executive officers held various positions at DTE Energy for at least five or more years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2010, the Organization and Compensation Committee consisted of Messrs. Gilmour, Hennessey and Miller and Dr. Shaw. No member of the Organization and Compensation Committee serves as an officer or employee of the Company or any of its subsidiaries nor has any member of the Organization and Compensation Committee formerly served as an officer of the Company or any of its subsidiaries. During 2010, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity, any of whose executive officers served either on the Board or on the Organization and Compensation Committee of the Company.

INDEMNIFICATION AND LIABILITY

Pursuant to Article VI of our Articles of Incorporation, to the fullest extent permitted by law, no director of the Company shall be personally liable to the Company or its shareholders in the performance of his/her duties.

Article VII of our Articles of Incorporation provides that each person who is or was or had agreed to become a director or officer, or each person is or was serving or who had agreed to serve at the request of the Board of Directors as an employee or agent of the Company, or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including heirs, executors, administrators or estate of such person), shall be indemnified by the Company to the fullest extent permitted by law. We have entered into indemnification agreements with each of our directors and executive officers. These agreements require the Company to indemnify such individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company.

The Company, the directors and officers in their capacities as such are insured against liability for alleged wrongful acts (to the extent defined) under eight insurance policies providing aggregate coverage in the amount of $185 million.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth information as of January 3, 2011, with respect to beneficial ownership of common stock, phantom stock, performance shares, and options exercisable within 60 days for (i) each of our directors and nominees for director, (ii) our Chairman (who served as Chief Executive Officer until October 1, 2010), Chief Executive Officer, Chief Financial Officer and the three other highest paid executive officers (together, the “Named Executive Officers”), and (iii) all executive officers and directors as a group. Executive officers for this purpose are those individuals defined as Executive Officers under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless otherwise indicated, each of the named individuals has sole voting and/or investment power over the shares identified. To our knowledge, no member of our management team or director was a beneficial owner of one percent or more of the outstanding shares of common stock as of January 3, 2011.

Amount and Nature of Beneficial Ownership as of January 3, 2011

			Other Shares That	Options Exercisable
Name of Beneficial Owners	Common Stock(1)	Phantom Stock(2)	May Be Acquired(3)	Within 60 Days

Gerard M. Anderson	144,273	10,004	69,799	362,221
Lillian Bauder	4,983	23,889	0	2,000
David A. Brandon	1,000	2,525	0	0
Anthony F. Earley, Jr.	298,175	22,145	145,460	848,330
W. Frank Fountain, Jr.	1,000	13,700	0	0
Allan D. Gilmour	2,400	23,889	0	4,000
Frank M. Hennessey	6,516	28,408	0	3,000
Steven E. Kurmas	52,392	1,330	22,313	100,665
John E. Lobbia	24,058	14,153	0	4,000
Gail J. McGovern	1,000	14,323	0	1,000
David E. Meador	64,124	3,014	29,830	146,999
Eugene A. Miller	2,400	32,618	0	4,000
Mark A. Murray	1,000	4,045	0	0
Gerardo Norcia	27,753	993	16,091	61,233
Bruce D. Peterson	28,784	3,075	19,209	98,666
Charles W. Pryor, Jr.	300	22,215	0	0
Josue Robles, Jr.	1,000	7,930	0	1,000
Ruth G. Shaw	1,000	6,527	0	0
James H. Vandenberghe	2,000	9,873	0	0
Directors & Executive Officers as a group — 25 persons	738,182	247,532	339,555	1,810,596

(1)	Includes directly held common stock, restricted stock and shares held pursuant to the 401(k) plan.

(2)	Shares of phantom stock are acquired as follows: (a) by non-employee directors (i) as compensation under the DTE Energy Company Deferred Stock Compensation Plan for Non-Employee Directors and (ii) through participation in the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees, and (b) by executive officers pursuant to the (i) DTE Energy Company Supplemental Savings Plan, (ii) DTE Energy Company Executive Deferred Compensation Plan (this plan was closed effective as of January 1, 2007 for future deferrals; none of the Named Executive Officers participate in the plan) and (iii) DTE Energy Company Executive Supplemental Retirement Plan. Shares of phantom stock may be paid out in either cash or stock.

(3)	Represents performance shares under the Long-Term Incentive Plan (as described beginning on page 48) that entitle the executive officers to receive shares or cash equivalents (or a combination thereof)

in the future if certain performance measures are met. The performance share numbers assume that target levels of performance are achieved. Performance shares are not currently outstanding shares of our common stock and are subject to forfeiture if the performance measures are not achieved over a designated period of time. Executive officers do not have voting or investment power over the performance shares until performance measures are achieved. See the discussion in “Executive Compensation — Compensation Discussion and Analysis” beginning on page 40.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and 10% shareholders (if any) to file reports of ownership and changes in ownership with respect to our securities with the SEC and to furnish copies of these reports to us. We reviewed the filed reports and written representations from our directors and executive officers (to our knowledge, we do not have any 10% shareholders) regarding the necessity of filing reports. Based on our review, three executive officers had Section 16(a) filings during 2010 that were not filed on a timely basis:

1.	Mr. Kurmas — In April of 2010, we discovered that due to an administrative oversight, 12,918 shares of directly owned common stock were inadvertently omitted from of Mr. Kurmas’ original Form 3, filed timely on December 18, 2008 after Mr. Kurmas became subject to Section 16(a) filing requirements. Mr. Kurmas filed an amended Form 3 on April 29, 2010 promptly upon discovering the error.

2.	Ms. Ellyn — On April 26, 2010, Ms. Ellyn was awarded 50 shares of the Company’s common stock as a result of her leadership of an important Company project. All of the members of the project leadership were honored with an employee recognition award which included the stock grant. Since this was an unusual occurrence, the Company’s internal Section 16 reporting process did not capture the information necessary to report the grant before the Section 16(a) filing for Ms. Ellyn was due. Ms. Ellyn filed her late Form 4 on May 27, 2010, promptly after discovery of the oversight.

3.	Ms. Muschong — On July 2, 2010, 300 shares of restricted stock that had been awarded to Ms. Muschong in July of 2007 vested. When the shares vested, 112 of the shares were forfeited for payment of taxes due upon the vesting of those shares and the remainder of the shares were transferred to Ms. Muschong’s unrestricted account. The shares that were forfeited were not reported timely due to an administrative oversight, and as a result, the Section 16(a) filing was not timely filed. Ms. Muschong filed her late Form 4 on January 19, 2011, promptly after discovering the oversight.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the only persons or groups known to the Company to be beneficial owners of more than 5% of our outstanding common stock.

		Amount and Nature of		Percent
Title of Class	Name and Address of Beneficial Owner	Beneficial Ownership		of Class

Common Stock	BlackRock, Inc. 40 East 52nd Street New York, New York 10022	10,217,308	(1)	6.04%
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	8,960,922	(2)	5.29%

(1)	Based on information contained in Schedule 13G/A filed on February 2, 2011. Shares listed as beneficially owned by BlackRock are owned by the following entities: BlackRock Japan Co. Ltd, BlackRock Advisors (UK) Limited, BlackRock Asset Management Deutschland AG, BlackRock Institutional Trust Company,

N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Netherlands) B.V., BlackRock Fund Managers Limited, BlackRock Asset Management Ireland Limited, BlackRock International Limited, BlackRock Investment Management UK Limited, and State Street Research & Management Company. BlackRock, Inc. has sole dispositive power and sole voting power and is deemed to beneficially own 10,217,308 shares.

(2)	Based on information contained in Schedule 13G filed on February 10, 2011. Shares listed as beneficially owned by Vanguard are owned by the following entities: The Vanguard Fiduciary Trust Company and The Vanguard Group, Inc. The Vanguard Group, Inc., has sole voting power with respect to 211,567 shares, sole dispositive power with respect to 8,749,355 shares, shared dispositive power with respect to 211,567 shares and is deemed to beneficially own 8,960,922 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-person transactions have the potential to create actual or perceived conflicts of interest. The Company has policies in place to address related-party transactions. In addition, our Corporate Governance Committee and Audit Committee review potential dealings or transactions with related parties. In conducting such reviews, the Committees consider various factors they deem appropriate, which may include (i) the identity of the related party and his or her relationship to the Company, (ii) the nature and size of the transaction, including whether it involved the provision of goods or services to the Company that are unavailable from unrelated third parties and whether the transaction is on terms that are comparable to the terms available from unrelated third parties, (iii) the nature and size of the related party’s interest in the transaction, (iv) the benefits to the Company of the transaction and (v) whether the transaction could involve an apparent or actual conflict of interest with the Company.

In general, employees and directors may not be involved in a business transaction where there is a conflict of interest with the Company. The DTE Energy Way requires non-officer employees to report conflicts of interest or potential conflicts of interest to their respective superiors; the Officer Code of Conduct and Ethics requires officers to report conflicts of interest or potential conflicts of interest to the Company’s General Counsel or to the Company’s Board of Directors; and the Board of Directors Code of Business Conduct and Ethics requires directors to disclose conflicts of interest or potential conflicts of interest to the Company’s Corporate Governance Committee or the Chairman of the Board. For directors and officers, any waivers of the Company’s conflict of interest policy must be approved by the Board or a Board committee, as required under the Officer Code of Conduct and Ethics or Board of Directors Code of Business Conduct and Ethics, disclosed to shareholders and posted to our website at http://www.dteenergy.com/dteEnergyCompany/investors/corporateGovernance/ethics/code.html.

Mr. Hennessey was a director of MCN at the time of the DTE Energy/MCN merger in 2001. The shares he owned under the MCN Energy Group Inc. Nonemployee Directors’ Compensation Plan were converted to cash at the time of the merger and placed in a cash balance account for him in the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees. The cash balance account is managed by the Company, with interest accumulating at a 10-year Treasury rate, with a 10-year payout beginning in 2001. During 2010, Mr. Hennessey received $74,370 pursuant to this agreement.

Mr. Lobbia’s son, John R. Lobbia, has been employed by the Company since 2008 as a marketing program manger and in that capacity he received salary and other benefits totaling $123,175 during fiscal year 2010. The son’s compensation was comparable to compensation of other Company employees at a similar level.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our current Bylaws require that the Board be divided into three classes. At each annual shareholder meeting, the shareholders elect one class of directors for a three-year term and elect directors who may be filling a vacancy in an unexpired term, if any. Because the Board decided to increase the size of the Board in 2010 and appointed Mr. Brandon to fill the vacancy created by that increase, at this year’s shareholder meeting, one director is being elected to serve for a two-year term expiring in 2013 in order to balance the sizes of the classes of directors. Mr. Brandon is the nominee for this position and has consented to serve the full two-year term if elected. All of the other nominees have consented to serve the full three-year term if elected. However, our management has proposed and the Board of Directors have agreed that our Bylaws should be amended to declassify the Board of Directors. If this proposal passes, beginning with the 2012 annual meeting of shareholders, directors with expiring terms will be elected annually for terms of one year. For more details, see “Proposal No. 5 — Management Proposal — Amendment to the Bylaws to Declassify the Board of Directors” on page 35.

Proxies cannot be voted for more than five persons for terms expiring in 2014 and one person for a term expiring in 2013. If any nominee becomes unable or unwilling to serve at the time of the meeting, the persons named in the enclosed proxy card have discretionary authority to vote for a substitute nominee or nominees. It is anticipated that all nominees will be available for election.

The biographies of each of the nominees and continuing directors below contain information regarding the person’s service as a director, business experience, and director positions held currently or at any time during at least the last five years. The dates shown for service as a director of DTE Energy include service as a director of Detroit Edison, our former corporate parent and, as a result of a share exchange in 1996, now our wholly-owned subsidiary. The age provided for each director is as of March 21, 2011. In addition to the information presented below regarding each person’s experience, qualifications, attributes, and skills that caused our Corporate Governance Committee and Board to determine that the person should serve as a director, the Board believes that all of the Company’s directors have a reputation for integrity and honesty and adherence to high ethical standards. They each have demonstrated business acumen, strategic insight, an ability to exercise sound judgment, and a commitment to service and community involvement. Finally, we value their significant experience on other public company boards of directors and board committees and the diversity that they bring to our Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR ELECTION AT THIS MEETING.

Nominees for Election at this Meeting for Terms Expiring in 2014

Lillian Bauder, age 71 Director since 1986
Dr. Bauder is a retired Vice President of Masco Corporation, a consumer products and services provider. Prior to her retirement from Masco Corporation in 2007, she served in various positions at Masco Corporation, including Vice President of Corporate Affairs from 1996 to 2005 and Chairman and President of the Masco Corporation Foundation during this same time period. Earlier, she was President and Chief Executive Officer of Cranbrook Educational Community for 13 years. Dr. Bauder received her B.A. from Douglass College, Rutgers University, and an M.A. and Ph.D. from the University of Michigan. In addition to her service on the Company’s Board of Directors, she is a director or trustee of many community and professional organizations and served as a director of Comerica Incorporated until 2010.
Dr. Bauder’s qualifications to sit on our Board include her experience as a chief executive officer of a major non-profit educational institution. She also has extensive for-profit executive experience in corporate governance, strategic planning and corporate strategy development, combined with strong skill sets in organizational planning and community and governmental relations. She also has experience serving as a director of two other publicly traded corporations.

W. Frank Fountain, Jr., age 66 Director since 2007
Mr. Fountain has served as Chairman of the Walter P. Chrysler Museum Foundation Board of Directors since 2009. He is a retired executive of Chrysler, LLC, an automobile and automotive components manufacturer which was reorganized under Federal bankruptcy laws in 2009 after his retirement from that company. His positions at Chrysler, LLC included serving as Senior Advisor, Senior Vice President of External Affairs and Public Policy from 1998 to 2008 and Vice President, Government Affairs, from 1995 to 1998. Mr. Fountain received a B.A. in history and political science from Hampton University and an M.B.A. from the University of Pennsylvania Wharton School. In addition to his service on the Company’s Board of Directors, he is a director or trustee of many community and professional organizations.
Mr. Fountain’s qualifications to sit on our Board include his experience as a leader of large business organizations and extensive experience with public and financial accounting for complex organizations, combined with strong skills in corporate finance, public policy, and government relations and his knowledge of regulatory matters.

Mark A. Murray, age 56 Director since 2009
Mr. Murray has served as President of Meijer, Inc., a regional retail chain, since 2006. From 2001 to 2006, he was the President of Grand Valley State University. He also served as Treasurer for the State of Michigan from 1999 to 2001 and Vice President of Finance and Administration for Michigan State University from 1998 to 1999. Mr. Murray received his B.S. in economics and his M.S. in labor and industrial relations from Michigan State University. In addition to his service on the Company’s Board of Directors, he is a director of Universal Forest Products, Incorporated and a director or trustee of many community and professional organizations.
Mr. Murray’s qualifications to sit on our Board include his experience as President of a major Michigan-based corporation and his experience as a university president and a State of Michigan government official. He also has extensive experience in financial accounting matters for complex organizations, strategic planning and corporate development, combined with strong skills in corporate finance, sales and marketing and government relations and public policy. He also has experience serving as a director of another publicly traded corporation.

Josue Robles, Jr., age 65 Director since 2003
Major General Josue (Joe) Robles, Jr. USA (Ret.) serves as President and Chief Executive Officer of USAA, an insurance and financial services company. He has held this position since 2007. He also served as Executive Vice President, Chief Financial Officer and Corporate Treasurer of USAA from 1994 to 2007. He received his B.B.A. in accounting from Kent State University and his M.B.A. from Indiana State University. General Robles served for more than 28 years in the military, including an assignment as Director of the Army Budget and the Commanding General, 1st Infantry Division (The Big Red One). In addition to his service on the Company’s Board of Directors, he is a director of community and charitable organizations.
General Robles’ qualifications to sit on our Board include his experience, both as a chief executive officer and a chief financial officer. He has extensive experience with public and financial accounting matters for complex organizations. He brings strong leadership skills as a result of his experience at the most senior levels of the United States Army. General Robles also has broad experience in corporate finance, information systems and controls, and government and community relations.

James H. Vandenberghe, age 61 Director since 2006
Mr. Vandenberghe is the retired Vice Chairman and a former director of Lear Corporation, an automotive supplier, and held this position from 1998 to 2008. Lear Corporation reorganized under Federal bankruptcy laws in 2009 after his retirement from that company. Mr. Vandenberghe also held various positions at Lear Corporation from 1988 to 1998, including President and Chief Operating Officer and Chief Financial Officer. He received his B.A. in business administration from Western Michigan University and his M.A. from Wayne State University. In addition to his service on the Company’s Board of Directors and his prior service on Lear Corporation’s Board of Directors, he is a director of Federal-Mogul Corporation and a director or trustee of many community and professional organizations.
Mr. Vandenberghe’s qualifications to sit on our Board include his experience as a leader of major organizations and managing capital-intensive industries. As a former chief financial officer, he has broad experience with public and financial accounting for complex organizations and corporate finance. He also has strong skills in corporate governance and strategic planning and corporate development and has experience serving as a director of other publicly traded corporations.

Nominee for Election at this Meeting for a Term Expiring in 2013

David A. Brandon, age 58 Director since 2010
Mr. Brandon has served as the Athletic Director of the University of Michigan since March 2010. From 1999 until 2010, he was the chairman and CEO of Domino’s Pizza, Inc., a pizza delivery company. He continues to serve as Non-executive Chairman of Domino’s. From 1989 to 1998, he served as president and CEO of Valassis Communications, Inc., a marketing and sales promotion firm, and was Chairman of the Board there from 1997 to 1998. Mr. Brandon received a B.A. in communications from the University of Michigan. In addition to his service on the Company’s Board of Directors, he is a director of Domino’s Pizza, Inc., Kaydon Corporation and The TJX Companies, Inc. He has previously served as a director of Northwest Airlines Corporation and Burger King Holdings, Inc. He has also served an 8-year term on the University of Michigan board of regents and as Chairman of the Board of Business Leaders for Michigan.
Mr. Brandon’s qualifications to sit on our Board include his experience as a chief executive officer and extensive executive experience in marketing and sales, and strong skill sets in corporate finance, corporate governance and strategic planning, executive compensation, and community relations. He also has experience serving as a director of several other publicly traded corporations.

Directors Whose Present Terms Continue Until 2012

Gerard M. Anderson, age 52 Director since 2009
Mr. Anderson has served as President and Chief Executive Officer of the Company since October 2010. From 2005 through 2010, Mr. Anderson served as President and Chief Operating Officer of the Company, prior which he served in various positions at the Company since 1993, including service as President from 2004 to 2005 and Executive Vice President from 1997 to 2004. He received his B.S. in civil engineering from the University of Notre Dame and his M.B.A. and M.P.P. from the University of Michigan. In addition to his service on the Company’s Board of Directors, he is a director of The Andersons, Inc. and a director of many community and non-profit organizations.
Mr. Anderson’s qualifications to sit on our Board include his significant number of years of experience in the energy industry, including five years as our President and Chief Operating Officer. Mr. Anderson also has extensive experience in strategic planning and corporate and business development, along with broad experience managing capital-intensive industries. He also has experience serving as a director of another publicly traded corporation.

John E. Lobbia, age 69 Director since 1988
Mr. Lobbia is the retired Chairman of the Board and Chief Executive Officer of the Company and served in this position from 1990 to 1998. During his career at the Company, he served in various positions, including President, from 1989 to 1994. Mr. Lobbia received his B.A. in electrical engineering from the University of Detroit. In addition to his service on the Company’s Board of Directors, Mr. Lobbia has served as a director and trustee of many community and professional organizations.
Mr. Lobbia’s qualifications to sit on our Board include his experience as a chief executive officer and his extensive operational and engineering experience in the energy and nuclear industries. Mr. Lobbia also has broad experience managing capital-intensive industries, as well as strong skills in corporate finance, strategic planning, and regulatory matters. Mr. Lobbia has a deep understanding of the Company’s customers, employees, products, and services that he acquired while working at our Company. He also has served on the Boards of both publicly held and privately held companies.

Eugene A. Miller, age 73 Director since 1989
Mr. Miller is the retired Chairman, President and Chief Executive Officer of Comerica Incorporated and Comerica Bank, a financial services company, and served in this position from 1993 to 2002. During his career at Comerica Incorporated, he held various positions including President and Chief Operating Officer. Mr. Miller received his B.B.A. from the Detroit Institute of Technology. In addition to his service on the Company’s Board of Directors and Comerica Incorporated’s Board of Directors, he serves as a director of Handleman Company, TriMas Corporation and a director or trustee of many community and professional organizations.
Mr. Miller’s qualifications to sit on our Board include his experience as a chief executive officer and extensive executive experience in banking, corporate finance, corporate governance and strategic planning and corporate development, combined with strong skills in executive compensation, mergers and acquisitions, regulatory matters and community relations. He also has experience serving as a director of several other publicly traded corporations.

Charles W. Pryor, Jr., age 66 Director since 1999
Dr. Pryor serves as Chairman of Urenco USA, Inc., a mineral enrichment provider, and has served in this position since 2007. He also served as President and Chief Executive Officer of Urenco Investments from 2006 to 2007 and served as President and Chief Executive Officer of Urenco, Inc. from 2003 to 2006. From 2002 to 2003, he served as Chief Executive Officer of Utility Services Business Group of British Nuclear Fuels, plc, and, from 1997 to 2002, he served as Chief Executive Officer of Westinghouse Electric Co. Dr. Pryor received his B.S. in civil engineering and his M.S. and Ph.D. in structural engineering from Virginia Tech. He also received an executive M.B.A. from Northeastern University. In addition to his service on the Company’s Board of Directors and Urenco USA’s Board of Directors, Dr. Pryor is a director of Progress Energy, Inc. and a director or trustee of many community and professional organizations.
Dr. Pryor’s qualifications to sit on our Board include his experience as a chief executive officer and his extensive operational and engineering experience in the nuclear and energy industries. Dr. Pryor also has experience managing capital-intensive industries and strong skills in corporate finance, regulatory matters and strategic planning and corporate development. He also has experience serving as a director of another publicly traded corporation in the utility industry.

Ruth G. Shaw, age 63 Director since 2008
Dr. Shaw is retired from Duke Energy, an energy company. During her career at Duke Energy, she held various positions, including Executive Advisor from 2007 to 2009. From 2006 to 2007, she served as Group Executive for Public Policy and President of Duke Nuclear. She also served as President and Chief Executive Officer of Duke Power Company from 2003 to 2006, and previously served as Chief Administrative Officer. Dr. Shaw received her B.A. and M.A. from East Carolina University and her Ph.D. from the University of Texas at Austin. In addition to her service on the Company’s Board of Directors, she is a director of The Dow Chemical Company, ecoAmerica and a director or trustee of many community and professional organizations. Dr. Shaw is a previous board member of the Nuclear Energy Institute and the Institute of Nuclear Power Operations. She served as a director of Wachovia Corporation until 2008 and a director of Medcath until 2005.
Dr. Shaw’s qualifications to sit on our Board include her experience as a chief executive officer and her 15 years of experience in the energy and nuclear businesses and managing capital-intensive industries. She has broad knowledge of regulatory matters and strong skills in public policy, corporate communications, corporate governance, executive compensation and corporate finance. She also has experience serving as a director of other publicly traded corporations.

Directors Whose Present Terms Continue Until 2013

Anthony F. Earley, Jr., age 61 Director since 1994
Mr. Earley has served as our Executive Chairman of the Board since October 2010. Mr. Earley previously served as Chairman of the Board and Chief Executive Officer of the Company from 1998 through September 2010. He also served as the Company’s President and Chief Operating Officer from 1994 through 1998. He received a B.S. in physics, M.S. in engineering and J.D. from the University of Notre Dame. In addition to his service on the Company’s Board of Directors, Mr. Earley serves as a director of Masco Corporation, Ford Motor Company and as a director or trustee of many community and professional organizations. He also served as a director of Comerica Incorporated until 2009 and a director of Plug Power, Inc. until 2005.
Mr. Earley’s qualifications to sit on our Board include his significant number of years of experience in the energy industry, including as our Chairman and Chief Executive Officer for 12 years and earlier as our President and Chief Operating Officer for 5 years. In addition, he served as President of another energy company for five years. Mr. Earley has served as a director of several other publicly traded corporations and holds key leadership positions in well-respected industry groups, including the Edison Electric Institute and the Nuclear Energy Institute.

Frank M. Hennessey, age 72 Director since 2001
Mr. Hennessey has served as Chairman and Chief Executive Officer of Hennessey Capital, LLC, a provider of business and financial resources, since 2002. He is also Chief Executive Officer of Hennessey Arabian, LLC. From 1995 to 2003, he was the Chairman of Emco Limited, a building materials manufacturer and distributor. He was also Vice Chairman and Chief Executive Officer of MascoTech, Inc., a transportation industry metalwork manufacturer from 1998 through 2000. Mr. Hennessey served as Chief Executive Officer of Handleman Company from 1980 to 1989. Prior to 1980, he was Group Managing Partner for Coopers & Lybrand. He received a B.S. in business administration from Northeastern University. In addition to his service on the Company’s Board of Directors, Emco Limited’s Board of Directors and MascoTech’s Board of Directors, Mr. Hennessey has served as a director or trustee of many community and professional organizations.
Mr. Hennessey’s qualifications to sit on our Board include his experience as a chief executive officer and in managing capital-intensive operations. In addition, he has extensive experience with public and financial accounting matters for complex organizations and strong skills in corporate finance, executive compensation and regulatory matters.

Gail J. McGovern, age 59 Director since 2003
Ms. McGovern is currently the President and Chief Executive Officer of the American Red Cross and has served in that position since 2008. From 2002 to 2008, she was a Professor at Harvard Business School. Ms. McGovern also served as President of Fidelity Personal Investments, a unit of Fidelity Investments, from 1998 to 2002 and Executive Vice President of Consumer Markets, a division of AT&T, from 1997 to 1998. She received her B.A. in quantitative sciences from Johns Hopkins University and her M.B.A. from Columbia University. In addition to her service on the Company’s Board of Directors, Ms. McGovern is a trustee of Johns Hopkins University. She also served as a director of Digitas, Inc. until 2007 and of Hartford Financial Services Group, Inc. until 2010.
Ms. McGovern’s qualifications to sit on our Board include her experience as a chief executive officer and extensive executive experience in marketing and sales, customer relations, corporate finance, strategic planning and government relations and knowledge of regulatory matters. She also has served as a director of other publicly traded corporations and a trustee of a major research university.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the shareholders, the Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2011 and to perform other audit-related services. Following the Audit Committee’s appointment, the Board voted unanimously to recommend that our shareholders vote to ratify the Audit Committee’s selection of PwC as our independent auditors for 2011.

The reports of PwC on the consolidated financial statements of DTE Energy for the year ended December 31, 2010 and for the year ended December 31, 2009 did not contain adverse opinions or a disclaimer of opinions and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years, ended December 31, 2010 and 2009, and from January 1, 2011 through February 18, 2011, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter of such disagreements in connection with its reports on the Company’s consolidated financial statements for such years.

During the Company’s two most recent fiscal years, ended December 31, 2010 and 2009, and from January 1, 2011 through February 18, 2011, there were no “reportable events” as defined under Item 304(a)(1)(v) of Regulation S-K.

Representatives of PwC will be present at the annual meeting and will be afforded an opportunity to make a statement, if they desire, and to respond to appropriate questions from shareholders.

Fees to the Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by PwC for the audit of the Company’s annual financial statements for the years ended December 31, 2010 and December 31, 2009, and fees billed for other services rendered by PwC during those periods.

	2010	2009

Audit fees(1)	$5,244,345	$5,416,330
Audit related fees(2)	48,000	48,500
Tax fees(3)	635,418	354,143
All other fees(4)	752,943	101,500

Total	$6,680,706	$5,920, 473

(1)	Represents fees for professional services performed by PwC for the audits of the Company’s annual financial statements included in the Company’s Form 10-K, review and audit of the Company’s internal control over financial reporting, the review of financial statements included in the Company’s Form 10-Q filings, and services that are normally provided in connection with regulatory filings or engagements. Audit fees are presented on an Audit Year basis in accordance with SEC guidelines and include an estimate of fees incurred for the most recent Audit Year.

(2)	Represents the aggregate fees billed for audit-related services and various attest services.

(3)	Represents fees billed for tax services, including tax reviews and planning.

(4)	Represents consulting services for the purpose of providing advice and recommendations.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit
Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding the independence of the registered public accounting firm, the Audit Committee is responsible for appointing, approving professional service fees of, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engaging the independent registered public accounting firm to perform specific services, the Audit Committee pre-approves these services by category of service. The Audit Committee may delegate to the Chair of the Audit Committee, or to one or more other designated members of the Audit Committee, the authority to grant pre-approvals of all permitted services or classes of these permitted services to be provided by the independent registered public accounting firm up to, but not exceeding, a pre-defined limit. The decisions of the designated member to pre-approve a permitted service are reported to the Audit Committee at each scheduled meeting. At least quarterly, the Audit Committee reviews:

•	A report summarizing the services, or groupings of related services, including fees, provided by the independent registered public accounting firm.

•	A listing of new services requiring pre-approval, if any.

•	As appropriate, an updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the independent registered public accounting firm.

All audit, audit-related, tax and other services performed by PwC were pre-approved by the Audit Committee in accordance with the regulations of the SEC. The Audit Committee considered and determined that the provision of the non-audit services by PwC during 2010 was compatible with maintaining independence of the registered public accounting firm.

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board’s oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function. All members of the Audit Committee meet the criteria for independence as defined in our categorical standards and the audit committee independence requirements under the SEC rules. The Audit Committee Charter also complies with requirements of the NYSE.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management is also responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing these financial statements and expressing an opinion as to their conformity with GAAP. The independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity, and the Audit Committee does not certify the financial statements or internal control over financial reporting or guarantee the independent registered public accounting firm’s reports. The Audit Committee relies, without independent verification, on the information provided to it including representations made by management and the reports of the independent registered public accounting firm.

The Audit Committee discussed with PwC the matters required to be discussed by audit standards, SEC regulations and NYSE requirements. Disclosures were received from PwC regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board and discussed with them. The Audit Committee has considered whether the services provided by PwC other than those services relating to audit services are compatible with maintaining PwC’s independence. The Audit Committee has concluded that such services have not impaired PwC’s independence. The Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2010 with management and PwC. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2010. The Audit Committee reviewed and discussed Management’s Report on Internal Control over Financial Reporting as of December 31, 2010 with management and PwC. Based on the review and discussions noted above, the Audit Committee recommended to the Board that Management’s Report on Internal Control over Financial Reporting as of December 31, 2010 be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2010.

Audit Committee

Frank M. Hennessey, Chair
W. Frank Fountain, Jr.
Josue Robles, Jr.
James H. Vandenberghe

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL NO. 3
MANAGEMENT PROPOSAL
NONBINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires the Company to provide shareholders with an opportunity to vote to approve, on an advisory basis, the compensation of our Named Executive Officers as described in the “Compensation Discussion and Analysis” (CD&A) section of this proxy statement and in the tabular and narrative disclosure regarding Named Executive Officer compensation, all contained under the heading “Executive Compensation” in this proxy statement.

The Company’s executive compensation program is designed to include elements of cash and equity-based compensation to motivate and reward executives who achieve short-term and long-term corporate and financial objectives leading to the success of the Company. We emphasize performance-based compensation for results that are consistent with shareholder interests. The program is also designed to attract and retain talented executives and align the interests of our executives with those of our shareholders.

Shareholders have in the past approved the incentive plans that we use to motivate and reward our executives, including the Annual Incentive Plan and the Long-Term Incentive Plans. At the Company’s 2010 annual meeting, shareholders overwhelmingly approved our Amended and Restated 2006 Long-Term Incentive Plan. In addition, the Company has enhanced our disclosures related to executive compensation to provide more detail to our shareholders about our compensation programs, including expanded disclosures relating to these plans in this proxy statement.

Our executive compensation programs have been important in driving the Company’s success in achieving its corporate and financial objectives by tying executive compensation to achieving those very specific goals. We explain each of our performance targets and measures in detail in our CD&A, but a few examples of Company success in areas related to our targets and measures include the following. First, our Company has exceeded its long-term goal of achieving between 5%-6% operating earnings per share growth, averaging 8.5% annual growth from 2007 through 2010. (Operating earnings exclude certain non-recurring items and discontinued operations.) Further, the Company also weathered the economic downtown of 2008-2009 with a strong cash flow position and balance sheet. The MPSC Complaints measurements at our utilities continue to trend downward. Additionally, in each of 2008, 2009 and 2010 the Company set a new DTE Energy record high result on the Gallup survey which tracks effectiveness of our efforts to improve employee engagement throughout the Company. Each of these accomplishments is related to a specific performance goal in our short- or long-term compensation programs.

The Organization and Compensation Committee employs the highest standards of corporate governance when implementing and reviewing our executive compensation programs. The Committee ensures independence of committee members and compensation consultants, avoids conflicts of interest and has enhanced shareholder disclosure in accordance with SEC and NYSE requirements. These programs have helped guide the Company through the economic downturn and position the Company for future growth and success in meeting corporate and financial objectives.

For the reasons discussed above, the Board of Directors recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the overall executive compensation paid to the Named Executive Officers of the Company, as described in the Compensation Discussion and Analysis and the tabular and narrative disclosure regarding Named Executive Officer compensation contained in this proxy statement.”

Because this vote is advisory, it will not be binding upon the Company or the Board. The Organization and Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL NO. 4
MANAGEMENT PROPOSAL
FREQUENCY OF NONBINDING ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also requires the Company to provide shareholders with an opportunity to vote to advise the Board of Directors as to how often you wish the Company to include an advisory vote on executive compensation, similar to Proposal No. 3, in our proxy statement.

The Board of Directors recommends that you vote to hold an advisory vote on executive compensation every three years. Because our compensation programs are designed to balance long-term and short-term incentives for executives, we feel that the compensation programs are best evaluated on a longer-term basis, to allow the shareholders to evaluate the effectiveness of the program over time. For example, share grants under our Long-Term Incentive Plan are determined based on measurements made over a three-year period. Accordingly, an advisory vote every three years will allow shareholders to review a full three years of performance and compensation data between each advisory vote.

Additionally, there already exist other more direct means for shareholders to express their specific concerns about executive pay to the Company and to the Board of Directors. We welcome and are open to feedback from shareholders on this or other topics at any time. Shareholders can send letters to the Board of Directors by addressing them to the Corporate Secretary’s office, can speak out at annual meetings and can contact members of the Company’s Investor Relations department at any time.

Allowing a three-year period between advisory votes will also allow time for the Organization & Compensation Committee, management and our compensation consultants to review the results of any advisory vote and make appropriate changes, if necessary, to our executive compensation programs and then evaluate those changes after providing time for the changes to fully take effect. The Board of Directors believes that anything less than a triennial vote will result in a short-term perspective towards executive compensation programs and detract from the effectiveness of those programs.

For these reasons, the Board of Directors recommends that you vote for the “Three years” option on the following proposal:

“RESOLVED, that the shareholders advise the Company to include an advisory vote on the compensation of the Company’s Named Executive Officers every:

•	Year;

•	Two years; or

•	Three years.”

Because this vote is advisory, it will not be binding upon the Company or the Board. Notwithstanding the advisory nature of the vote, the Board of Directors intends to adopt the shareholder-advised frequency for future advisory votes on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “THREE YEARS” ON THIS PROPOSAL.

PROPOSAL NO. 5
MANAGEMENT PROPOSAL
AMENDMENT TO THE BYLAWS TO DECLASSIFY THE BOARD OF DIRECTORS

The Board is seeking shareholder approval of an amendment to the Company’s Amended Bylaws (“Bylaws”) that will declassify the Board for the purpose of director elections.

At the May 6, 2010 annual meeting, shareholders approved a shareholder proposal urging the Board of Directors to take the steps necessary to declassify the Board for the purpose of director elections. The proposal also called for this to be accomplished in a manner that does not affect the unexpired terms of directors previously elected.

The Board had recommended against that shareholder proposal at that time because it felt that the classified board structure promoted continuity and stability to the Board, facilitated independence of the directors from management, and improved the Board’s negotiating position when confronted with an unsolicited suitor. However, as evidenced by the votes in favor of the 2010 shareholder proposal, an increasing number of investors have come to believe that classified boards reduce accountability of directors because they limit the ability of shareholders to evaluate and elect all directors annually.

In making its recommendation, the Board considered the advantages of both classified and declassified board structures. The Board determined that the advantages of a classified board were outweighed by the advantages of the shareholders’ ability to evaluate all directors annually and the adoption of a structure that is currently considered by many to be a “best practice” in corporate governance. Consequently, the Board concluded that an amendment to our bylaws to provide for the annual election of all directors is in the best interests of the Company and its shareholders.

If this proposal to declassify the Board is approved by the shareholders at this annual meeting, the declassified Board structure will be phased in as follows:

•	All current directors will continue to serve for the remainder of their existing terms; and

•	Commencing with the 2012 annual meeting of shareholders, new directors and directors with expiring terms will be elected annually for terms of one year.

The Board recommends that you vote in favor of the following proposal:

“RESOLVED, that the Bylaws of the Company shall be amended by deleting the first paragraph of Article II, Section 1 of the Bylaws and replacing it with the following:

“Section 1.  Number and Time of Holding Office.  The business and affairs of the Company shall be managed by or under the direction of a Board of Directors. The number of directors constituting the entire Board of Directors shall be determined from time to time by resolution of the Board of Directors; provided that no change in the number of directors shall serve to shorten the term of office of any incumbent director. Commencing with the 2012 annual meeting of shareholders and for each annual meeting of shareholders thereafter, directors whose terms are expiring at an annual meeting of shareholders shall be elected for terms of one year; for the avoidance of doubt, each director whose term of office for which he or she was elected has not expired as of the 2012 annual meeting of shareholders shall continue to hold office until such time as his or her term has expired. If at any time the holders of any series of the Company’s Preferred Stock are entitled to elect directors pursuant to the Articles of Incorporation of the Company, then the provisions of such series of Preferred Stock with respect to their rights shall apply and such directors shall be elected in a manner and for terms expiring consistent with the Articles of Incorporation.

Each director shall serve for the term to which the director was elected, and until a successor shall have been elected and qualified or until the director’s prior death, resignation, or removal. Except for the Chief Executive Officer of the Company, no person who has served as an employee of the Company or a subsidiary shall be elected a director after retiring from employment with the Company or a subsidiary.”

RESOLVED FURTHER, that the Bylaws of the Company shall be amended by deleting Article IX of the Bylaws and replacing it with the following:

“ARTICLE IX.
Amendment of Bylaws

The Bylaws of the Company may be amended, repealed or adopted by vote of the holders of a majority of shares at the time entitled to vote in the election of any directors or by vote of a majority of the directors in office.” ”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL NO. 6
SHAREHOLDER PROPOSAL
POLITICAL CONTRIBUTIONS

The Company expects the following shareholder proposal to be presented for consideration at the annual meeting by the Office of the Comptroller of New York City, as the custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Fire Department Pension Fund and the New York City Police Pension Fund, and custodian of the New York City Board of Education Retirement System (collectively, the “New York City Funds”), which beneficially owned an aggregate of 528,201 shares of the Company’s common stock as of November 16, 2010. The proposal, along with the supporting statement, is included below. The New York City Funds’ request was submitted by John C. Liu, Comptroller, City of New York, 1 Centre Street, New York, New York 10007-2341 on behalf of the Boards of Trustees of the New York City Funds.

The following proposal and supporting statement were submitted by the New York City Funds:

Shareholder Proposal and Supporting Statement

Proposal

Resolved, that the shareholders of DTE Energy hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:

a.	An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b.	The title(s) of the person(s) in the Company who participated in making the decisions to make the political contribution or expenditure.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the Company’s website.

Stockholder Supporting Statement

As long-term shareholders of DTE Energy, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

DTE Energy contributed at least $1.6 million in corporate funds since the 2002 election cycle. (CQ:http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax-exempt organizations for political purposes. This would bring our Company in line with a growing number of leading companies, including Aetna, American Electric Power and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support of this critical governance reform.

Board of Directors Response

THE BOARD OF DIRECTORS OPPOSES THIS SHAREHOLDER PROPOSAL AND RECOMMENDS A VOTE AGAINST IT FOR THE REASONS SET FORTH BELOW:

DTE Energy has a long tradition as a responsible corporate citizen and is committed to complying with the law regarding political contributions and expenditures. The Board believes the Company has a responsibility to shareholders to be engaged and to participate in the political process with respect to issues that affect the Company or are significant to our business. The Board also believes that it is in the best interests of our shareholders to support the legislative process by making corporate political contributions to organizations when such contributions are consistent with the Company’s business objectives and are permitted by federal, state and local laws.

This shareholder previously submitted substantially the same proposal in connection with our 2008, 2009 and 2010 Annual Meetings of Shareholders, and the Board opposed the proposal on all three occasions. The Company expanded its political contribution information and disclosures on our website prior to the 2008 Annual Meeting of Shareholders. At the 2008 Annual Meeting of Shareholders, the proposal was defeated by a vote of 58,491,668 “Against,” 24,705,127 “For” and 14,316,494 “Abstain.” At the 2009 Annual Meeting of Shareholders, the proposal was defeated by a vote of 58,316,502 “Against,” 26,667,835 “For,” and 13,636,524 “Abstain.” At the 2010 Annual Meeting of Shareholders, the proposal was defeated by a vote of 57,891,538 “Against,” 26,767,566 “For,” and 19,458,783 “Abstain.” The Board continues to believe that adoption of this resolution is unnecessary. Information about, and links to, publicly available information concerning political contributions are available on our website at http://www.dteenergy.com/dteEnergyCompany/investors/corporateGovernance/political.html and available through various political contribution disclosure laws.

In addition, the Company has adopted a formal policy on corporate political participation that applies to all employees of the Company and its subsidiaries and is incorporated in our daily business practices. A copy of this policy is available on our website at http://www.dteenergy.com/pdfs/politicalParticipation.pdf. Among other things, the policy provides as follows:

A. Corporate Contributions — Our policy mandates that corporate contributions to political organizations be made only as permitted by applicable laws and authorized by our Vice President — Corporate & Government Affairs. Disclosure of the aggregate amount of these contributions will be annually posted on our website.

B. Political Action Committee Contributions — Political contributions to federal, state and local candidates, political party committees, and political action committees are made by the DTE Energy Political Action Committee (“PAC”), which is funded by voluntary contributions from eligible DTE Energy employees. The PAC’s activities are guided by a steering committee comprised of PAC members elected by all PAC members and are subject to comprehensive regulation, including detailed disclosure requirements. PAC contributions are reported to the Federal Election Commission and the Michigan Secretary of State’s Bureau of Elections. Links to these organizations are available on our website.

C. Trade Associations — DTE Energy belongs to a number of trade associations that participate in the political process. DTE Energy’s sole purpose in becoming a member of these trade associations is not for political purposes, as DTE Energy may not agree with all positions taken by trade associations on issues. The benefits that DTE Energy does receive from trade associations are primarily expertise and the ability to gain insight on industry setting standards. Our policy on political participation provides that DTE Energy will request that trade associations to which our dues or other payments are significant provide a breakdown of the portion of our dues or payments that were used for political contributions. This information is included in the annual Board report of PAC and political activities.

D. Board Oversight — The Company’s political activities are reviewed annually by the Public Responsibility Committee of the DTE Energy Board of Directors. We believe this oversight process ensures accountability and transparency for the Company’s corporate political activities.

Given the Company’s policy on corporate political participation discussed above and the mandatory public disclosure requirements already required under the law, the Board has again concluded that the Company’s policy and disclosures exceed what is required by the law. This, coupled with ample public information regarding DTE Energy’s political participation, appropriately addresses the concerns cited in the New York City Funds’ proposal.

While the Company supports many of the objectives expressed in the shareholder proposal, the Company believes that the level of specific disclosure requested by the proposal could have unintended consequences and could hinder DTE Energy’s ability to pursue its business and strategic objectives. For example, disclosing specific contributions made to political parties, committees and other organizations could lead to increased requests for contributions from the Company from other such organizations with similar or opposing views. Additionally, such disclosure would make it easier for competitors and opponents to discern the Company’s public policy and political strategies which could have negative consequences for the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL RELATING TO POLITICAL CONTRIBUTIONS.

CONSIDERATION OF ANY OTHER BUSINESS THAT MAY COME BEFORE
THE MEETING

Our management does not intend to bring any other business before the meeting for action and has not been notified of any other business proposed to be brought before the meeting. However, if any other business should be properly presented for action, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their judgment on such business.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The following provides an executive summary of our compensation philosophy and programs as described in greater detail below in this Compensation Discussion and Analysis.

•	The Company believes in compensation that is competitive with our peers, that has a meaningful performance component and that has equity-based elements to encourage executives to have an ownership interest in the Company.

•	Our performance-based compensation programs result in a majority of the compensation of our Named Executive Officers (as identified below) being linked to the achievement of a combination of short- and long-term Company and personal goals and shareholder value creation.

•	The following elements comprise the total compensation awarded to our Named Executive Officers: base salary, cash-based annual incentive awards, and equity-based long-term incentive awards consisting of performance shares, restricted stock and stock options.

•	The objective of base salary is to provide a stable, fixed source of income that reflects an executive’s job responsibilities, experience, value to the Company and demonstrated performance. We target median base salaries for our peer group, taking into account differences in company size within the peer group.

•	Our annual incentive awards are intended to compensate individuals yearly based on the achievement of specific near-term, annual goals, which are established at the beginning of each year and approved by the Organization and Compensation Committee (the “O&C Committee”). The performance measures are established in several categories that are critical to the Company’s overall business success and vary among the Named Executive Officers to reflect the different areas of the Company’s business for which each Named Executive Officer has responsibility.

•	Our long-term incentive awards are used to align executive actions with long-term management and shareholder objectives, providing rewards consistent with the creation of shareholder value. Our plan is designed to help retain executives over time and ensure they have a strong sense of ownership in the Company.

•	We provide certain supplemental retirement programs for our executives which are not available to other salaried employees and our executives participate in the same group health benefit programs, on substantially the same terms, as other salaried employees. Our executives are allowed limited perquisites generally not available to our other employees as a matter of competitive practice and as a retention tool.

•	We target all elements of our compensation programs to provide compensation and benefit opportunity at the median of our peer group, taking into account differences in company size within the peer group. Actual payouts under these programs can be above or below the median based on Company and personal performance. The O&C Committee periodically reviews the level of compensation and benefits provided to executives against a peer group to assure they are reasonable and consistent with our overall compensation objectives.

Overview

Your understanding of our executive compensation program is important to us. The goal of this Compensation Discussion and Analysis is to explain:

•	Our compensation philosophy and objectives for executives of the Company including our Named Executive Officers;

•	The roles of our O&C Committee and management in the executive compensation process;

•	The key components of the executive compensation program; and

•	The decisions we make in the compensation process that align with our philosophy and objectives.

Throughout this Proxy Statement, the term “Named Executive Officers” means: (1) the Executive Chairman, Anthony F. Earley, Jr.; (2) the President and Chief Executive Officer, Gerard M. Anderson; (3) the Executive Vice President and Chief Financial Officer, David E. Meador; (4) the Group President of our Company and the President and Chief Operating Officer of our electric utility subsidiary, The Detroit Edison Company (“Detroit Edison”), Steven E. Kurmas; (5) the Group President of our Company and the President and Chief Operating Officer of our gas utility subsidiary, Michigan Consolidated Gas Company (“MichCon”), Gerardo Norcia; and (6) the Senior Vice President and General Counsel, Bruce D. Peterson. In addition, the term “executive” includes the Named Executive Officers and individuals who are at or above the level of corporate vice president (or equivalent), the General Auditor, and other individuals whose base annual salary is at or above $225,000, and includes Executive Officers as defined by the Exchange Act.

Philosophy and Objectives

Our executive compensation philosophy is to motivate and reward executives who achieve short-term and long-term corporate and financial objectives leading to the success of the Company. We will continue to emphasize performance-based compensation for results that are consistent with shareholder interests. The main objectives underlying this philosophy are:

•	Compensation must be competitive in order to attract and retain talented executives — data from peer group companies are taken into consideration when analyzing our compensation practices and levels;

•	Compensation should have a meaningful performance component — a portion of an executive’s total compensation opportunity is linked to predefined short-term and long-term corporate and financial objectives along with an executive’s individual performance; and

•	Compensation must include equity-based elements to encourage executives to have an ownership interest in the Company.

Role of the Organization and Compensation Committee

The Board has a long-standing process for determining executive compensation that is performance-based, objective, and transparent. The process is designed to serve the purpose of recruiting, retaining and motivating executives for the benefit of shareholders. The Board-designed governance process expressly delegates to the O&C Committee the responsibility to determine and approve the CEO’s compensation, as well as the compensation of certain other executives. The O&C Committee makes all decisions regarding compensation for the Named Executive Officers. Although the responsibilities have been delegated, the entire Board maintains oversight and receives direct reports after each O&C Committee meeting.

The O&C Committee is composed entirely of independent directors, none of whom derives a personal benefit from the compensation decisions the O&C Committee makes. Generally, the O&C Committee is responsible for our executive compensation programs throughout the enterprise (including subsidiaries). The O&C Committee responsibilities for executive compensation are more fully detailed in its charter, which is available at http://www.dteenergy.com/dteEnergyCompany/investors/corporateGovernance/charters/organization.html. The O&C Committee continually monitors the executive compensation program and adopts changes to reflect the dynamic marketplace in which we compete for talent. To the extent necessary, the O&C Committee also works with other Board Committees to review or approve reports, awards and other matters relating to compensation. For example, the Finance Committee reviews the financial components of performance measures and metrics, the Corporate Governance Committee assists in the review of this Compensation Discussion and Analysis and the Audit Committee reviews the internal controls over the data reported herein.

The O&C Committee uses information from several external sources to monitor and achieve an executive compensation program that supports our business goals and attracts executives whose performance will be measured against those goals. Independent outside consultants and external information enable the O&C Committee to maintain impartial decision-making regarding performance and pay. The O&C Committee annually reviews each component of the Named Executive Officers’ compensation and is advised directly by the outside compensation consulting firm, discussed in further detail below, in connection with such review. The O&C Committee, based on input from its consultant and management and a review of competitive data from peer group companies (as discussed below), believes that the current structure is appropriately balanced and competitive to accomplish the important tasks of recruiting, retaining, and motivating talented executives in the energy industry in which we compete.

Independent Review of Compensation Program — The O&C Committee employs an outside consulting firm, Mercer Human Resources Consulting LLC (“Mercer HR”), a subsidiary of Marsh & McClennan Companies, Inc. (“Marsh”), to advise the O&C Committee on various executive compensation matters, including current compensation trends. Mercer HR also provides objective recommendations as to the design of our executive compensation program. Mercer HR reports directly to the O&C Committee. Use of this outside consultant is an important component of the compensation setting process, as it enables the O&C Committee to make informed decisions based on market data and practices. The representative from Mercer HR, who is considered a leading professional in the compensation field, attends O&C Committee meetings, meets with Committee members in executive session and consults with the members as required and provides input with regard to the Executive Chairman and CEO’s compensation and performance.

Mercer HR has served as the O&C Committee’s outside consultant since 2002 and is considered to be an independent consultant. Mercer HR has no affiliations with any of the Named Executive Officers or members of the Board other than in its role as an outside consultant. The lead consultant and partner in charge of Mercer HR, who provides executive compensation consulting services to the O&C Committee, does not provide any other services to the Company. To help ensure that the consultant maintains the highest level of independence from the Company, all work performed by Mercer HR and its affiliates (a) which falls outside the scope of work performed for the O&C Committee on executive compensation matters, and (b) which has a total cost of $25,000 or greater, requires pre-approval by the O&C Committee based upon the recommendation of management.

In 2010, we paid Mercer HR approximately $90,000 of which $4,915 related to services provided in 2009.

Management’s Role

Our management works closely with the O&C Committee in the executive compensation process. Excluding the CEO’s compensation, management’s responsibilities include:

•	Recommending performance measures and metrics that are formulated based on our corporate strategy and priorities;

•	Reporting executive performance evaluations;

•	Recommending base salary levels and other compensation, including equity awards; and

•	Recommending appointment of executives.

The CEO’s compensation is determined solely by the O&C Committee, which bases its decisions on performance and market studies along with participation and recommendations from its independent outside consultant.

Compensation and Peer Group Assessment — Each component of executive compensation (see “Key Components of Executive Compensation” below) is compared, measured and evaluated against a peer group of companies. The O&C Committee approves the peer group and periodically reviews and updates the companies included in that group. Management also retains an external consulting firm to conduct a market study generally every two years covering compensation practices for similar positions in the peer group. The most recent study was completed in September 2010 by Hewitt Associates (“Hewitt”). Hewitt’s comprehensive data base included most of our desired utility/energy peer companies and also included data for most of our utility/energy-related executive positions.

The peer group for the 2010 study, as approved by the O&C Committee, consisted of the following companies. Most of these companies, along with DTE Energy, participate in the same independent compensation surveys.

The surveys provide us with availability of data needed for accurate compensation comparisons. The peer group consists primarily of utilities (including utility holding companies), broad-based energy companies, and significant non-energy companies selected on the basis of revenues, financial strength, geographic location and availability of compensation information. The O&C Committee reviews the peer group data for the Named Executive Officers and the Company’s mix of compensation components in making compensation decisions.

Utility/Energy Companies	Non-Energy Companies

Ameren Corporation	Cummins Inc.
American Electric Power Company, Inc.	Eaton Corporation
CenterPoint Energy, Inc.	Johnson Controls, Inc.
CMS Energy Corporation	Kellogg Company
Constellation Energy Group, Inc.	Masco Corporation
Dominion Resources, Inc.	Owens Corning
Duke Energy Corporation	PPG Industries, Inc.
Edison International	The Sherwin-Williams Company
Energy Future Holdings Corp.	TRW Automotive Inc.
Entergy Corporation	Whirlpool Corporation
FirstEnergy Corp.
NiSource Inc.
PG&E Corporation
PPL Corporation
Progress Energy, Inc.*
Public Service Enterprise Group Incorporated
SCANA Corporation
Sempra Energy
The Southern Company
Xcel Energy, Inc.*

*	These companies were added to the 2010 study replacing Allegheny Energy, Inc. and Comerica Incorporated. Peer group changes are primarily driven by the availability of data and status as a comparable company.

Key Components of Executive Compensation

The key components of the compensation program include the following:

•	Base Salary

•	Annual and Long-Term Incentive Plans

•	Retirement and Other Benefits

•	Post-Termination Agreements (Severance and Change-in-Control)

While the programs and pay levels reflect differences in job responsibilities, the structure of the compensation and benefits program is applied consistently to our Named Executive Officers, including the CEO. Differences in compensation between the CEO and the other Named Executive Officers are due, in part, to an analysis of peer group benchmark data, as well as differences in the responsibilities of each Named Executive Officer. We review each element of total compensation, both individually and on a combined basis, for each Named

Executive Officer and make adjustments as appropriate based on these comparisons. The following is a more detailed discussion of the components of the Company’s executive compensation program:

Base Salary

The objective of base salary is to provide a stable, fixed source of income that reflects an executive’s job responsibilities, experience, value to the Company, and demonstrated performance. When setting individual base salary levels, we consider several factors, including (i) the market reference point for the executive’s position, (ii) the responsibilities of the executive’s position, (iii) the experience and performance of the individual, and (iv) retention issues. Market reference points target the median for most positions, adjusted to take into account differences in company size within the peer group. In addition, we establish midpoints for each executive group level for determining base salary for those executives whose jobs cannot be easily matched in the marketplace. These midpoints are consistent with the market reference points for other executives in the same executive group. Annually, we review these midpoints to ensure they are consistent with the market and make salary adjustments, when appropriate.

Annual and Long-Term Incentive Plans

We have two primary incentive plans that reward executives for performance. The plans are consistent with our objectives of tying compensation to performance and encouraging executives to align their interests with those of the shareholders of the Company. The DTE Energy Company Annual Incentive Plan (the “Annual Incentive Plan”) allows us to reward executives with annual cash bonuses for performance against pre-established objectives based on work performed in the prior year. The DTE Energy Company 2006 Long-Term Incentive Plan allows us to grant executives long-term equity incentives to encourage continued employment with DTE Energy, to accomplish pre-defined long-term performance objectives and create shareholder alignment. On April 27, 2006, the Company’s shareholders approved the 2006 Long-Term Incentive Plan, which replaced the 2001 Stock Incentive Plan (the two plans are referred to collectively as the “Long-Term Incentive Plan”). At the Company’s 2010 annual meetings, shareholders approved our Amended and Restated Long-Term Incentive Plan.

We believe the current mix among base salary, the Annual Incentive Plan and the Long-Term Incentive Plan is appropriately set to provide market-competitive compensation when Company performance warrants. The mix is more heavily weighted toward incentive compensation at higher executive levels within DTE Energy. The interplay between the Annual Incentive Plan and the Long-Term Incentive Plan provides a balance of short- and long-term incentives to motivate executives to achieve our business goals and objectives and to properly reward executives for the achievement of such goals and objectives.

a. Annual Incentive Plan — The objective of the Annual Incentive Plan is to compensate individuals yearly based on the achievement of specific annual goals. Participating executives and other select employees may receive annual cash awards based on performance compared against pre-established Company and business unit objectives. The purpose of providing cash awards under the Annual Incentive Plan is to tie compensation to near-term performance. Objectives that management proposes are reviewed and approved or revised by the O&C Committee, with financial goal recommendations reviewed by the Board’s Finance Committee, no later than 90 days after the beginning of the performance period. The objectives include performance measures in several categories that are critical to our success. When setting these objectives, management and the O&C Committee determine the elements of our business that require the focused attention of the executives. The weights, which can change from year-to-year, are determined based on the Company’s key priorities and areas of focus for the upcoming year. The final awards, if any, are paid after the O&C Committee approves the final results of each objective.

The Annual Incentive Plan cash awards to executives are determined as follows:

1. The executive’s most recent year-end base salary is multiplied by an Annual Incentive Plan target percentage to arrive at the target award.

2. The overall performance payout percentage, which can range from 0% to 175%, is determined based on final results compared to threshold, target, and maximum levels for each objective.

3. The target award is then multiplied by the performance payout percentage to arrive at the pre-adjusted calculated award.

4. The pre-adjusted calculated award is then adjusted by an individual performance modifier (assessment of an individual executive’s achievements for the year), which can range from 0% to 150%, to arrive at the final award.

For 2010, the performance objectives and the related weightings, thresholds, targets, maximums and results for calculating the Named Executive Officers’ pre-adjusted awards were as follows:

For Messrs. Earley, Anderson, Meador and Peterson:

							Weighted
						Payout	Average
Measures	Weight	Threshold	Target	Maximum	Result	%	Payout %
DTE Energy Adjusted EPS	25%	$3.25	$3.55	$3.85	$3.60	112.5%	28.1%
DTE Energy Adjusted Cash Flow ($ millions)	25%	$400	$575	$750	$895	175.0%	43.8%
Customer Satisfaction Percentile Ranking — Residential	15%	50	60	65	26	0.0%	0.0%
Customer Satisfaction Percentile Ranking — Business	5%	65	75	80	52	0.0%	0.0%
MPSC Complaints	5%	3800	3500	3200	2,955	175.0%	8.8%
Employee Engagement	9%	55	65	75	65	100.0%	9.0%
Safety	8%	1.7	1.3	1.1	1.3	100.0%	8.0%
Diversity Hiring — Minority	4%	15.3%	17.0%	18.7%	36.4%	175.0%	7.0%
Diversity Hiring — Female	4%	25.8%	28.7%	31.6%	38.2%	175.0%	7.0%
Total	100%						111.7%

The measures in the above table are defined below:

DTE Energy Adjusted EPS — DTE Energy net income after adjustments for certain non-operating items divided by average shares outstanding, fully diluted.

DTE Energy Adjusted Cash Flow — DTE Energy net cash from operating activities adjusted by utility capital expenditures, asset sale proceeds and other items.

Customer Satisfaction Percentile Ranking — The ranking of residential and business customer satisfaction as compared to 22 peer utilities.

MPSC Complaints — Number of complaints received by the Michigan Public Service Commission (“MPSC”) in the calendar year for all business units across DTE Energy.

Employee Engagement — Gallup Percentile Ranking vs. Utility Sector.

Safety — Number of Occupational Safety and Health Administration (“OSHA”) defined recordable injuries in the calendar year per 100 employees (working an average of 2,000 hours per year, per employee) divided by the actual number of hours worked.

Diversity Hiring — The percentage of minority and women non-represented placements (new hires and promotions).

The aggregate weighted payment percentage for Messrs. Anderson, Earley, Meador and Peterson’s pre-adjusted calculated award was 111.7%.

For Mr. Kurmas:

							Weighted
						Payout	Average
Measures	Weight	Threshold	Target	Maximum	Result	%	Payout %
DTE Energy Adjusted EPS	10%	$3.25	$3.55	$3.85	$3.60	112.5%	11.3%
Detroit Edison Adjusted Net Income ($ millions)	20%	$418	$438	$458	$446	130.0%	26.0%
Detroit Edison Adjusted Cash Flow ($ millions)	20%	$50	$160	$270	$421	175.0%	35.0%
Customer Satisfaction Percentile Ranking — Residential	15%	50	60	65	26	0.0%	0.0%
Customer Satisfaction Percentile Ranking — Business	5%	65	75	80	52	0.0%	0.0%
MPSC Complaints	5%	3800	3500	3200	2955	175.0%	8.8%
Employee Engagement	9%	55	65	75	59	55.0%	5.0%
Safety	8%	2.1	1.7	1.2	1.5	130.0%	10.4%
Diversity Hiring — Minority	4%	16.7%	18.6%	20.4%	19.9%	154.2%	6.2%
Diversity Hiring — Female	4%	15.1%	16.8%	18.5%	24.0%	175.0%	7.0%
Total	100%						109.7%

The measures in the above table are defined below:

DTE Energy Adjusted EPS — DTE Energy net income after adjustments for certain non-operating items divided by average shares outstanding, fully diluted.

Detroit Edison Adjusted Net Income — Detroit Edison net income after adjustments for certain non-operating items.

Detroit Edison Adjusted Cash Flow — Detroit Edison net cash from operating activities adjusted by Detroit Edison capital expenditures and other items.

Customer Satisfaction Percentile Ranking — The ranking of residential and business customer satisfaction as compared to 22 peer utilities.

MPSC Complaints — Number of complaints received by the MPSC in the calendar year for all business units across DTE Energy.

Employee Engagement — Gallup Percentile Ranking vs. Utility Sector.

Safety — Number of OSHA defined recordable injuries in the calendar year per 100 employees (working an average of 2,000 hours per year, per employee) divided by the actual number of hours worked for Detroit Edison.

Diversity Hiring — The percentage of minority and women non-represented placements at Detroit Edison (new hires and promotions).

The aggregate weighted payment percentage for the pre-adjusted calculated award for Mr. Kurmas was 109.7%.

For Mr. Norcia:

							Weighted
						Payout	Average
Measures	Weight	Threshold	Target	Maximum	Result	%	Payout %
DTE Energy Adjusted EPS	10%	$3.25	$3.55	$3.85	$3.60	112.5%	11.3%
MichCon Adjusted Net Income ($ millions)	14%	$96	$106	$116	$108	115%	16.1%
MichCon Adjusted Cash Flow ($ millions)	14%	$50	$85	$120	$161	175.0%	24.5%
Customer Satisfaction Percentile Ranking — Residential	10.5%	50	60	65	26	0.0%	0.0%
Customer Satisfaction Percentile Ranking — Business	3.5%	65	75	80	52	0.0%	0.0%
MPSC Complaints	3.5%	3800	3500	3200	2955	175.0%	6.1%
MichCon — Employee Engagement	6.3%	55	65	75	65	100.0%	6.3%
Safety	5.6%	1.7	1.3	1.0	1.9	0.0%	0.0%
Diversity Hiring — Minority	2.8%	14.8%	16.4%	18.0%	27.8%	175.0%	4.9%
Diversity Hiring — Female	2.8%	19.9%	22.1%	24.3%	44.4%	175.0%	4.9%
GSP Adjusted Net Income ($ millions)	10.5%	$50	$55	$60	$50	50.0%	5.2%
GSP Adjusted Cash Flow ($ millions)	6%	$69	$77	$85	$86.1	150.0%	9.0%
GSP — New Project Development	7.5%	0%	100%	150%	43.0%	43.0%	3.2%
GSP — Employee Engagement	3%	90	95	100	100	150.0%	4.5%
Total	100%						96.0%

The measures in the above table are defined below:

DTE Energy Adjusted EPS — DTE Energy net income after adjustments for certain non-operating items divided by average shares outstanding, fully diluted.

MichCon Adjusted Net Income — MichCon net income after adjustments for certain non-operating items.

MichCon Adjusted Cash Flow — MichCon net cash from operating activities adjusted by MichCon capital expenditures and other items.

Customer Satisfaction Percentile Ranking — The ranking of residential and business customer satisfaction as compared to 22 peer utilities.

MPSC Complaints — Number of complaints received by the MPSC in the calendar year for all business units across DTE Energy.

MichCon — Employee Engagement — MichCon’s Gallup Percentile Ranking vs. Utility Sector.

Safety — Number of OSHA defined recordable injuries in the calendar year per 100 employees (working an average of 2,000 hours per year, per employee) divided by the actual number of hours worked for MichCon.

Diversity Hiring — The percentage of minority and women non-represented placements at MichCon (new hires and promotions).

GSP Adjusted Net Income — DTE Energy’s Gas Storage and Pipeline Business Unit’s (“GSP”) net income after adjustments for certain non-operating items.

GSP Adjusted Cash Flow — GSP net cash from operating activities adjusted by GPS capital expenditures and other items.

GSP — New Project Development — Project performance against key milestones, objectives and deliverables identified at the beginning of the performance period for new business opportunities, or new geographies for current business.

GSP — Employee Engagement — GSP’s Gallup Percentile Ranking vs. Utility Sector.

The aggregate weighted payment percentage for the pre-adjusted calculated award for Mr. Norcia was 96.0%.

The earnings per share, cash flow and net income measures were chosen as indicators of the Company’s financial strength. The customer satisfaction, employee engagement, safety and diversity measures were selected to make the Company more responsive to our customers’ needs and to make the Company a safer and better place to work. The GSP — New Project Development measure is designed to reward growth in DTE Energy’s Gas Storage and Pipeline Business Unit.

Each objective has a minimum, target and maximum level. The Company or business unit must attain a minimum level of achievement for an objective before any compensation is payable with respect to that objective. The minimum established level of each objective will result in a payout of 25% of target (50% for GSP measures, 0% for GSP — New Product Development measure), and the maximum established for each level (or better) will result in a payment of up to 175% of target (150% for GSP measures).

The pre-adjusted awards are adjusted by an individual performance modifier for each of the Named Executive Officers. Individual performance criteria are set at the beginning of each calendar year for each of the Named Executive Officers. For 2010, qualitative criteria include, as applicable, leadership performance, overall operational, employee engagement and customer performance, continuous operational improvements and other appropriate operating measures. The O&C Committee evaluates the individual performance of each of the Named Executive Officers and approves an adjustment to the annual award based on the individual contribution and performance. The individual performance modifier adjusts a Named Executive Officer’s annual cash bonus such that the Named Executive Officer’s actual cash bonus ranges between zero and 150% of the pre-adjusted calculated award. For 2010, after adjusting for individual performance, annual incentive awards for the Named Executive Officers ranged from 110% to 135% of the pre-adjusted calculated awards.

The final awards for 2010 year were paid to each of the Named Executive Officers in early 2011 and are reported in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” on page 54.

b. Long-Term Incentive Plan — The Long-Term Incentive Plan provides the O&C Committee the ability to design programs that focus on our long-term performance over a three-year period, with the objective to align executives’ interests with those of our shareholders. Our principles for ownership of stock, discussed on page 52, ensure that the executives and other employees have a vested interest in the long-term financial health, management, and success of the Company.

The Long-Term Incentive Plan rewards executives and other employees with stock-based compensation. Participants are eligible to receive stock options, restricted stock, performance shares, performance units or a combination of these awards. To date, we have granted only performance shares, time-based restricted stock and non-qualified stock options. Executives receive Long-Term Incentive Plan grants based upon a target percentage of base salary. The targeted award levels for the Named Executive Officers for 2010 were as follows: Mr. Earley — 300% of base salary; Mr. Anderson — 225% of base salary; Mr. Kurmas — 155% of base salary; Mr. Meador — 150% of base salary; Mr. Norcia — 115% of base salary; and Mr. Peterson — 115% of base salary. In addition to the targeted award levels, the O&C Committee also considers previous years’ grants, career potential, and retention issues in determining the final number of awards granted.

The value of each element of these Long-Term Incentive Plan grants for 2010 was as follows:

Performance Shares	Approximately 40%
Restricted Stock	Approximately 40%
Stock Options	Approximately 20%

This mix was designed to provide a balance of incentives to executives for creating long-term shareholder value through strong financial and operating performance and to align executive interests with shareholder interests.

For 2011, the O&C Committee approved a shift in the type of equity grants under the Long-Term Incentive Plan from stock options to performance shares. The Committee chose to grant a mix of restricted stock and performance shares because (i) this approach is more consistent with the long-term incentive award practices among our peer group and (ii) this approach allows us to continue to reward executives for the Company’s achievement of performance based goals in a way that is more effective than stock options.

•	Performance Shares Granted in 2010: In 2010, performance shares represented approximately 40% of the overall Long-Term Incentive Plan grant value. Granting of performance shares allows us to tie long-term performance objectives with creating shareholder value. Performance shares entitle the executive to receive a specified number of shares, or a cash payment equal to the fair market value of the shares, or a combination of the two, depending on the level of achievement of performance measures. The performance measurement period for the 2010 grants is January 1, 2010 through December 31, 2012. Payments earned under the 2010 grants and the related performance measures are described in footnote 2 to the “Grants of Plan-Based Awards” table on page 56. In the event a participant retires (age 55 or older with at least 10 years of service), dies or becomes disabled, the participant or beneficiary retains the right to a pro-rated number of performance shares. In the event employment terminates for any other reason, the participant forfeits all rights to any outstanding performance shares. In June 2009, the O&C Committee decided that, beginning with the 2010 performance share grants, dividends or dividend equivalents would not be paid on unvested or unearned performance shares.

•	Performance Shares Paid in 2010: The performance shares granted in 2007 were paid in early 2010. The payout amounts were based upon performance measures, each of which was weighted to reflect its importance to the total calculation. The Company had to attain a minimum level for each measure before any compensation was payable with respect to that measure. The minimum established level of each measure would have resulted in a payout of 50% of target, and an established maximum (or better) for each level would have resulted in a payout of 200% of target. The payout amount was based upon the following performance measures (and related weighting):

Long-Term Incentive Plan (2010 Payout of Awards Granted in 2007)

							Weighted
						Payout	Average
Measures	Weight	Threshold	Target	Maximum	Result	%	Payout %
Total Shareholder Return: DTE vs. Peer Group	70%	25th percentile	50th percentile	75th percentile	60th percentile	140.0%	98.0%
Balance Sheet Coverage Ratio (FFO/Debt)	15%	18%	20%	22%	24.2%	200.0%	30.0%
Employee Engagement	15%	3.61	3.71	3.81	3.75	140.0%	21.0%
Total	100%						149.0%

The measures in the above table are defined below:

Total Shareholder Return — Total shareholder return compared to 22 peer group companies (as defined below) based on the average share prices for the month of December.

Balance Sheet Coverage Ratio — Funds from operations divided by debt (less certain exclusions).

Employee Engagement — Three-year average employee satisfaction survey results.

The peer group for the Long-Term Incentive Plan, as approved by the O&C Committee, consists of the companies set forth below. These companies were selected because: (1) their operations are largely regulated; (2) their size (based on market capitalization); and (3) their business strategies are similar to those of DTE Energy. In creating this peer group, the Company started with the S&P 1500 Multi-Utility and S&P 1500

Electric Utility Indices and eliminated companies with less than $2 billion of market capitalization and companies with material gas commodity exposure. In addition, companies that were in the process of being acquired were also eliminated. The O&C Committee reviews and approves this peer group annually.

Alliant Energy Corporation	NSTAR
American Electric Power Company, Inc.	PG&E Corporation
CenterPoint Energy, Inc.	Pinnacle West Capital Corporation
CMS Energy Corporation	Progress Energy, Inc.
Consolidated Edison, Inc.	SCANA Corporation
DPL, Inc.	TECO Energy, Inc.
Great Plains Energy Inc.	The Southern Company
Integrys Energy Group, Inc.	Vectren Corporation
NiSource Inc.	Westar Energy, Inc.
Northeast Utilities	Wisconsin Energy Corporation
NV Energy, Inc.	Xcel Energy Inc.

Total shareholder return compared to the Peer Group is the primary measure because it reflects how well our Company has performed on total return to its shareholders relative to the total shareholder returns of similar companies. See footnote 2 to the “Option Exercises and Stock Vested in 2010” table on page 59. Over the past three years, the payout level has ranged from 16.5% to 74.8%. For the 2007 — 2009 period, the minimum levels of performance for all three measures were exceeded. Based on the results of these measures, the 2010 payout level, as approved by the O&C Committee, was 149.0%.

•	Restricted Stock: The restricted stock we grant is time-based restricted stock and generally includes a three-year vesting period. The granting of restricted stock allows us to grant executives long-term equity incentives to encourage continued employment. In 2010, restricted stock was granted, representing approximately 40% of the overall Long-Term Incentive Plan grant value, with the restriction period ending on February 26, 2013. The three-year vesting period focuses on long-term value creation and executive retention. The three-year vesting period requires continued employment throughout the restriction period. These restricted stock grants do not qualify as performance-based compensation under Internal Revenue Code Section 162(m). As such, the full values of these shares are included in the Internal Revenue Code Section 162(m) computation in the year of vesting. For more information, see “Internal Revenue Code Limits on Deductibility of Compensation” on page 52. In the event a participant retires (age 55 or older with at least 10 years of service), dies or becomes disabled, the participant or beneficiary retains the right to a pro-rated number of restricted shares. In the event the employment terminates for any other reason, the participant forfeits all rights to any outstanding restricted shares.

•	Stock Options: In 2010, non-qualified stock options represented approximately 20% of the overall Long-Term Incentive Plan grant value. The granting of stock options allows us to grant executives long-term equity incentives that align long-term performance with creating shareholder value. These stock options have a ten-year exercise period and vest one-third on each anniversary of the grant date over a three-year period. The stock option exercise price is based on the closing price on the date the options are granted. In the event a participant retires (age 55 or older with at least 10 years of service) or becomes disabled, the participant retains the rights to all outstanding vested and unvested stock options in accordance with the original terms of the grant. In the event a participant dies, the beneficiary has three years from the date of death to exercise the stock options. In the event employment terminates for any other reason, the participant forfeits all rights to any unvested stock options and has 90 days to exercise any vested stock options.

Retirement and Other Benefits

Providing a supplemental retirement program for our executives is in keeping with our philosophy and objectives to attract and retain talented executives. The Pension Benefits Table and related footnotes beginning on page 60 describe both the qualified and nonqualified retirement benefit programs for which certain executives are eligible and are commonly offered by other employers in our peer group. Other benefit programs include the DTE Energy Company Supplemental Savings Plan (the “Supplemental Savings Plan”), which mirrors the 401(k) plan and allows executives to continue to defer base salary after certain IRS limits have been reached. The matching contributions we make in the Supplemental Savings Plan are the same as those provided under the 401(k) plan. For further description of the supplemental retirement programs, see “Pension Benefits” beginning on page 60.

Executive Benefits

We provide executives with certain benefits generally not available to our other employees as a matter of competitive practice and as a retention tool. The O&C Committee periodically reviews the level of benefits provided to executives against a peer group to assure they are reasonable and consistent with our overall compensation objectives.

We provide a cash allowance to certain executives in lieu of executive benefits typically provided by other companies. The executive is permitted to use the allowance as he or she deems appropriate. Although the allowance is taxable for income tax purposes, it is not considered as compensation for any Company incentive or benefit program.

During 2010, we provided various benefits for a limited number of officers that included the following:

a. Home security program and security driver for business: Home security monitoring for most executives has been phased out and replaced by the executive benefit allowance. During 2010, the Company provided home security monitoring systems for certain executives, including some of the Named Executive Officers, based on our executive security policies and a security risk assessment by the Company’s chief security officer. These expenses are considered appropriate to protect the Company and its executives despite the incidental personal benefit to the executives. In addition to home security monitoring, under our executive security policy, the Board requires Messrs. Earley and Anderson to use a Company car and security driver while on Company business.

b. Corporate aircraft for limited business travel: We lease a fractional share of an aircraft for limited business travel by executives and other employees when there is an appropriate business purpose. Personal use of the aircraft is not allowed except in unusual circumstances and requires the prior approval of the CEO. During 2010, there was no personal use of the aircraft.

c. Supplemental retirement program: Certain executives are eligible for both the qualified and non-qualified retirement benefit programs, which are commonly offered by other employers in our peer group. For further description of the supplemental retirement programs, see “Pension Benefits” beginning on page 60.

d. Other benefits: Executives are also allowed the limited use of corporate event tickets and the corporate condominium when available.

Post-Termination Agreements

We have entered into indemnification agreements and change-in-control agreements with each of the Named Executive Officers and certain other executives. The indemnification agreements require that we indemnify these individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company. The change-in-control agreements are intended to provide continuity of management in the event there is a change-in-control of the Company and to align executive and shareholder interests in support of corporate transactions. The important terms of, and the potential payments provided under, the change-in-control agreements are described beginning on page 64.

Stock Ownership Policy

Our principles for ownership of stock ensure that the executives and other employees have a vested interest in the financial health, management and success of the Company. We expect most executives and certain other employees to own, within five years of their appointment to such position, shares of our stock having a value equal to a multiple of their annual base salary. Common stock, time-based restricted stock, phantom stock, and unvested performance shares (assuming achievement of target levels of performance) are counted toward the fulfillment of this ownership requirement. The following are the requirements for the Named Executive Officers: (i) for Messrs. Earley and Anderson, five times their respective base salary; (ii) for Messrs. Kurmas and Meador, four times their respective base salary; and (iii) for Messrs. Norcia and Peterson, three times their base salary. Other executives and employees may be required to hold from one to three times their base salaries as determined by their executive group level within the Company. As of January 1, 2011, 100% of the Named Executive Officers and other required employees met the stock ownership guidelines.

Internal Revenue Code Limits on Deductibility of Compensation

In evaluating the potential compensation alternatives, our Compensation Committee considers the possible impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Code Section 162(m) places a limit of $1 million on the amount of compensation we can deduct as a business expense on our federal income tax return with respect to “covered employees” unless it is (i) based on performance and (ii) paid under a program that meets Internal Revenue Code requirements. In general, “covered employees” for these purposes are our CEO and the three highest paid executive officers named in the “Summary Compensation Table” on page 54 other than the CEO and CFO. The Annual Incentive Plan and the Long-Term Incentive Plan, previously approved by the shareholders, are designed to provide the opportunity for use of the performance-based compensation exception. The Long-Term Incentive Plan permits various types of awards, some of which qualify for exemption under Code Section 162(m) and some of which do not. We expect to continue to emphasize performance-based compensation programs designed to fulfill future corporate business objectives at all levels. Although these programs are generally designed to satisfy the requirements of Code Section 162(m), we believe it is important to preserve flexibility in designing compensation programs and it may be appropriate in certain circumstances to grant compensation that may not meet all of the Internal Revenue Code requirements for deducting compensation in excess of $1 million and, therefore, will not be tax deductible for the Company. For the 2010 tax year, the Company paid the Named Executive Officers a total of $3.9 million which was not deductible.

We have also structured all of our nonqualified compensation programs to be in compliance with Internal Revenue Code Section 409A, as added by the American Jobs Creation Act of 2004. Internal Revenue Code Section 409A imposes additional tax penalties on our executive officers for certain types of deferred compensation that are not in compliance with the form and timing of elections and distribution requirements of that section.

Accounting considerations also play a role in our executive compensation program. Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718” formerly, Financial Accounting Standards Board Statement SFAS No. 123R) requires us to expense the fair value of our stock option grants over the vesting period, which reduces the amount of our reported profits. Because of this stock-based expensing and the impact of dilution to our shareholders, we closely monitor the number and the fair values of the option shares.

Report of the Organization and Compensation Committee

The O&C Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2011 Proxy Statement.

Organization and Compensation Committee

Eugene A. Miller, Chair
Frank M. Hennessey
Allan D. Gilmour
Ruth G. Shaw

Summary Compensation Table

The table below summarizes the total compensation earned by each of the Named Executive Officers for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010, except for Messrs. Kurmas and Norcia. Since 2009 was Mr. Kurmas’ first year as a Named Executive Officer, his total compensation, and the corresponding footnotes, relate only to the fiscal years ended December 31, 2009 and December 31, 2010. Since Mr. Norcia was a Named Executive Officer in 2008, was not a Named Executive Officer in 2009 and is a Named Executive Officer again in 2010, his total compensation, and the corresponding footnotes, relate only to the fiscal years ended December 31, 2008 and December 31, 2010.

						Change in
						Pension
					Non-Equity	Value and
					Incentive	Nonqualified
			Stock	Option	Plan	Deferred	All Other
Name and		Salary	Awards	Awards	Compensation	Compensation	Compensation	Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	Earnings ($)(5)	($)(6)	($)

Anthony F. Earley, Jr.,	2010	1,219,692	3,691,800	843,000	1,870,000	716,856	135,446	8,476,794
Executive Chairman(7)	2009	1,200,000	3,185,000	749,700	2,275,000	1,663,241	138,160	9,211,101
	2008	1,186,538	3,426,780	763,200	1,500,000	828,230	133,891	7,838,639

Gerard M. Anderson,	2010	901,538	2,021,700	449,600	1,282,000	851,893	94,652	5,601,383
President and	2009	820,000	1,385,000	441,000	1,170,000	984,958	87,983	4,888,941
Chief Executive Officer(8)	2008	807,885	1,671,600	357,750	759,500	306,870	89,653	3,993,258

David E. Meador,	2010	559,615	835,050	196,700	591,700	577,727	73,979	2,834,771
Executive Vice President and	2009	545,000	540,150	176,400	800,800	744,098	87,623	2,894,071
Chief Financial Officer	2008	536,923	814,905	190,800	466,000	224,759	72,966	2,306,353

Steven E. Kurmas,	2010	482,500	791,100	168,600	463,500	727,243	69,895	2,702,838
Group President	2009	435,000	540,150	149,940	467,200	697,028	70,118	2,359,436

Gerardo Norcia,	2010	408,846	483,450	112,400	330,500	137,660	65,159	1,538,015
Group President	2008	354,231	266,258	58,837	238,100	44,947	55,286	1,017,659

Bruce D. Peterson,	2010	468,961	527,400	140,500	348,700	128,443	68,199	1,682,203
Senior Vice President and	2009	458,000	349,020	110,250	476,200	188,347	67,421	1,649,238
General Counsel	2008	453,154	526,554	119,250	261,100	146,191	67,075	1,573,324

(1)	The base salary amounts reported include amounts which were voluntarily deferred by the Named Executive Officers into the Supplemental Savings Plan. The amounts deferred by each of the Named Executive Officers were as follows:

Name	2010 Deferred Amount	2009 Deferred Amount	2008 Deferred Amount

Anthony F. Earley, Jr.	$105,469	$103,500	$103,154
Gerard M. Anderson	$73,654	$65,500	$65,289
David E. Meador	$28,269	$27,100	$27,454
Steven E. Kurmas	$14,250	$11,400
Gerardo Norcia	$16,208		$12,839
Bruce D. Peterson	$21,017	$20,140	$20,752

(2)	These amounts represent the grant date fair value of the restricted stock and performance shares granted in 2008, 2009 and 2010 in accordance with FASB ASC Topic 718. The amounts for 2008 have been restated in accordance with Proxy Disclosure Enhancement Rules adopted by the Securities and Exchange Commission on December 16, 2009. The number of awards granted and other information related to the 2010 grants are detailed in the “Grants of Plan-Based Awards” table on page 56.

(3)	These amounts represent the grant date fair value of the stock options granted in 2008, 2009 and 2010 in accordance with FASB ASC Topic 718. The amounts for 2008 have been restated in accordance with Proxy Disclosure Enhancement Rules adopted by the Securities and Exchange Commission on

December 16, 2009. The number of awards granted and other information related to the 2010 grants are detailed in the “Grants of Plan-Based Awards” table on page 56.

(4)	The 2010 Annual Incentive Plan amounts, shown in the Non-Equity Incentive Plan Compensation column, paid to the Named Executive Officers were calculated as described beginning on page 44 and include an individual performance modifier.

(5)	The amounts in this column represent the aggregate change in the actuarial present values of each Named Executive Officer’s accumulated benefits under the DTE Energy Company Retirement Plan, the DTE Energy Company Supplemental Retirement Plan, and the DTE Energy Company Executive Supplemental Retirement Plan. The measurement period for 2010 was from January 1, 2010 to December 31, 2010, the measurement period for 2009 was from January 1, 2009 to December 31, 2009 and the measurement period for 2008 was December 1, 2007 to December 31, 2008. As a result of the measurement date for 2008 being a 13 month period, the Company has elected to report an annualized amount for 2008 in this table. Amounts in this column change from year to year based on a number of different variables. The primary variable is the discount rate used for valuation purposes. Discount rates used for 2008, 2009 and 2010 valuations were 6.9%, 5.9% and 5.5%, respectively. These plans are described in more detail beginning on page 61.

(6)	The following table provides a breakdown of the 2010 amounts reported in this column.

	Company Matching	Company Matching
	Contributions to	Contributions to	Additional
	the 401(k) Plan	the Supplemental	Benefits	Total
Name	($)*	Savings Plan*, **	($)***	($)

Anthony F. Earley, Jr.	11,077	62,105	62,264	135,446
Gerard M. Anderson	11,354	42,738	40,560	94,652
David E. Meador	12,715	20,862	40,402	73,979
Steven E. Kurmas	14,700	14,250	40,945	69,895
Gerardo Norcia	12,762	11,769	40,628	65,159
Bruce D. Peterson	12,856	15,282	40,061	68,199

(7)	Mr. Earley served as Chairman and Chief Executive Officer until October 1, 2010.

(8)	Mr. Anderson served as President and Chief Operating Officer until October 1, 2010.

*	The matching contributions reflected in these two columns are predicated on the Named Executive Officers making contributions from base salary. The total combined Company matching contributions between the plans cannot exceed 6% for each of the Named Executive Officers.

**	The Supplemental Savings Plan provides for deferring compensation in excess of various Internal Revenue Code limits imposed on tax qualified plans, including the maximum employee pre-tax contribution limit ($15,500 plus $5,000 per year catch-up contribution for 2008 and $16,500 plus $5,500 per year catch-up contributions for 2009 and 2010) and the compensation limit ($230,000 for 2008 and $245,000 for 2009 and 2010). Supplemental Savings Plan account balances are paid only in cash to the Named Executive Officer upon termination of employment.

***	The value attributable to executive benefits for the Named Executive Officers. Beginning in 2007, the executives received a cash executive benefit allowance in lieu of certain non-cash executive benefits. The cash executive benefit allowance paid to each Named Executive Officer during 2010 was $35,000. Other executive benefits during 2010 included security services and limited personal use of the use of corporate event tickets and the corporate condominium. See “Executive Benefits” on page 51 for a full discussion of executive benefits.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-			Estimated Future Payouts
		Equity Incentive			Under Equity			All Other	All Other
		Plan Awards(1)			Incentive Plan Awards(2)			Stock	Option		Grant
								Awards:	Awards:	Exercise	Date Fair
								Number of	Number of	or Base	Value of
								Shares of	Securities	Price of	Stock and
			Target					Stock or	Underlying	Option	Option
	Grant	Threshold	Award	Maximum	Threshold		Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	Target (#)	(#)	(#)(3)	(#)(4)	($/Sh)	($)(5)

Anthony F. Earley, Jr.		0	1,240,000	3,255,000
	2/25/2010				0	42,000	84,000			43.95	1,845,900
	2/25/2010							42,000		43.95	1,845,900
	2/25/2010								150,000	5.62	843,000

Gerard M. Anderson		0	850,000	2,231,250
	2/25/2010				0	23,000	46,000			43.95	1,010,850
	2/25/2010							23,000		43.95	1,010,850
	2/25/2010								80,000	5.62	449,600

David E. Meador		0	423,750	1,112,344
	2/25/2010				0	9,500	19,000			43.95	417,525
	2/25/2010							9,500		43.95	417,525
	2/25/2010								35,000	5.62	196,700

Steven E. Kurmas		0	325,000	853,125
	2/25/2010				0	9,000	18,000			43.95	395,550
	2/25/2010							9,000		43.95	395,550
	2/25/2010								30,000	5.62	168,600

Gerardo Norcia		0	255,000	669,375
	2/25/2010				0	5,500	11,000			43.95	241,725
	2/25/2010							5,500		43.95	241,725
	2/25/2010								20,000	5.62	112,400

Bruce D. Peterson		0	283,800	744,975
	2/25/2010				0	6,000	12,000			43.95	263,700
	2/25/2010							6,000		43.95	263,700
	2/25/2010								25,000	5.62	140,500

(1)	These dollar amounts represent the threshold, target, and maximum payouts for the 2010 plan year under the Annual Incentive Plan. The various measures and details of the 2010 final awards are presented beginning on page 45.

(2)	The target column represents the number of performance shares granted to the Named Executive Officers under the Long-Term Incentive Plan on February 25, 2010. The performance measurement period for the 2010 grants is January 1, 2010 through December 31, 2012. Payments earned from the 2010 grants will be based on two performance measures weighted as follows: (i) total shareholder return vs. shareholder return of a custom peer group (50%), and (ii) balance sheet health (50%) for Messrs. Earley, Anderson, Meador and Peterson. Payments earned from the 2010 grants will be based on three performance measures weighted as follows: (i) total shareholder return vs. shareholder return of a custom peer group (40%), (ii) business unit specific measure (40%), and (iii) balance sheet health (20%) for Messrs. Kurmas and Norcia. The final payouts, if any, will occur after the O&C Committee approves the final results in early 2012. Beginning with 2010 performance share grants, dividends or dividend equivalents are not paid on unvested performance shares.

(3)	This column reports the number of shares of restricted stock granted under the Long-Term Incentive Plan to each of the Named Executive Officers on February 25, 2010. These shares of restricted stock will vest on February 25, 2013, assuming the Named Executive Officer is still actively employed by the Company on that date. Dividends on these shares of restricted stock are paid to the Named Executive Officer during the vesting period and are paid at the same rate as dividends paid to shareholders.

(4)	This column reports the number of stock options granted under the Long-Term Incentive Plan to the Named Executive Officers on February 25, 2010. These stock options, which will expire on February 25, 2020, are exercisable at $43.95 per share when they become vested. The Company determined the exercise price for stock options based on the closing price on the date of grant. On February 25, 2010, the closing price for DTE Energy common stock was $43.95 per share. These stock options vest one-third on each anniversary of the grant date over a three-year period.

(5)	This column reports the grant date fair value of each equity award granted in 2010 computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
										Market or
									Number of	Payout Value
	Number of		Number of						Unearned	of Unearned
	Securities		Securities						Shares, Units	Shares, Units
	Underlying		Underlying				Number of		or Other	or Other
	Unexercised		Unexercised				Shares or	Market Value of	Rights That	Rights That
	Options		Options		Option	Option	Units of Stock	Shares or Units of	Have Not	Have Not
	Exercisable		Unexercisable		Exercise	Expiration	That Have	Stock That Have	Vested (#)	Vested($)
Name	(#)		(#)		Price ($)	Date	Not Vested (#)(11)	Not Vested ($)(12)	(13)	(14)
Anthony F. Earley, Jr.							137,000	6,208,840	144,000	6,526,080
	100,000	(2)			41.46	2/27/2013
	135,000	(3)			39.41	2/9/2014
	100,000	(4)			44.72	2/15/2015
	115,000	(5)			43.42	2/28/2016
	115,000	(6)			47.75	2/23/2017
	106,666	(7)	53,334	(7)	41.79	2/25/2018
	16,666	(8)	113,334	(8)	27.70	2/26/2019
			150,000	(9)	43.95	2/25/2020

Gerard M. Anderson							67,000	3,036,440	69,000	3,127,080
	30,000	(1)			41.59	2/27/2012
	20,000	(2)			41.46	2/27/2013
	40,000	(3)			39.41	2/9/2014
	35,000	(4)			44.72	2/15/2015
	45,000	(5)			43.42	2/28/2016
	35,000	(6)			47.75	2/23/2017
	50,000	(7)	25,000	(7)	41.79	2/25/2018
	22,222	(8)	66,667	(8)	27.70	2/26/2019
			80,000	(9)	43.95	2/25/2020

David E. Meador							28,500	1,291,620	29,500	1,336,940
	15,000	(1)			41.59	2/27/2012
	15,000	(2)			41.46	2/27/2013
	17,000	(4)			44.72	2/15/2015
	20,000	(5)			43.42	2/28/2016
	15,000	(6)			47.75	2/23/2017
	26,666	(7)	13,334	(7)	41.79	2/25/2018
			26,667	(8)	27.70	2/26/2019
			35,000	(9)	43.95	2/25/2020

	Option Awards						Stock Awards
										Market or
									Number of	Payout Value
	Number of		Number of						Unearned	of Unearned
	Securities		Securities						Shares, Units	Shares, Units
	Underlying		Underlying				Number of		or Other	or Other
	Unexercised		Unexercised				Shares or	Market Value of	Rights That	Rights That
	Options		Options		Option	Option	Units of Stock	Shares or Units of	Have Not	Have Not
	Exercisable		Unexercisable		Exercise	Expiration	That Have	Stock That Have	Vested (#)	Vested($)
Name	(#)		(#)		Price ($)	Date	Not Vested (#)(11)	Not Vested ($)(12)	(13)	(14)
Steven Kurmas							21,200	960,784	22,000	997,040
	10,000	(1)			41.59	2/27/2012
	8,000	(2)			41.46	2/27/2013
	15,000	(3)			39.41	2/9/2014
	10,000	(4)			44.72	2/15/2015
	10,000	(5)			43.42	2/28/2016
	5,000	(6)			47.75	2/23/2017
	6,666	(7)	3,334	(7)	41.79	2/25/2018
	11,333	(8)	22,667	(8)	27.70	2/26/2019
			30,000	(9)	43.95	2/25/2020

Gerardo Norcia							15,100	684,332	15,900	720,588
	5,000	(1)			46.23	11/4/2012
	2,420	(2)			41.46	2/27/2013
	3,000	(3)			39.41	2/9/2014
	2,480	(4)			44.72	2/15/2015
	10,000	(5)			43.42	2/28/2016
	5,000	(6)			47.75	2/23/2017
	13,333	(7)	6,667	(7)	41.79	2/25/2018
			13,334	(8)	27.70	2/26/2019
			20,000	(9)	43.95	2/25/2020

Bruce D. Peterson							18,200	824,824	19,000	861,080
	10,000	(10)			42.68	7/8/2012
	15,000	(4)			44.72	2/15/2015
	17,000	(5)			43.42	2/28/2016
	15,000	(6)			47.75	2/23/2017
	16,666	(7)	8,334	(7)	41.79	2/25/2018
			16,667	(8)	27.70	2/26/2019
			25,000	(9)	43.95	2/25/2020

(1)	These stock options vested in three equal annual installments beginning on February 27, 2003.

(2)	These stock options vested in three installments as follows: 33% on February 27, 2004; 33% on February 27, 2005 and 34% on February 27, 2006.

(3)	These stock options vested in three equal annual installments beginning on February 9, 2005.

(4)	These stock options vested in three equal annual installments beginning on February 15, 2006.

(5)	These stock options vested in three equal annual installments beginning on February 28, 2007.

(6)	These stock options vested in three equal annual installments beginning on February 23, 2008.

(7)	These stock options vested in three equal annual installments beginning on February 25, 2009.

(8)	These stock options vest in three equal annual installments beginning on February 26, 2010.

(9)	These stock options vest in three equal annual installments beginning on February 25, 2011.

(10)	These stock options vested in four equal annual installments beginning on July 8, 2003.

(11)	The numbers in this column reflect the total number of unvested shares of restricted stock granted on February 25, 2008, February 26, 2009 and February 25, 2010. Each of these grants will vest on the third anniversary of the date of the grant.

(12)	The dollar value of the unvested shares of restricted stock reported in the preceding column valued at the closing price of DTE Energy common stock on December 31, 2010 ($45.32 per share).

(13)	The numbers in this column reflect the total number of unvested performance shares, at target level of performance, granted on February 25, 2008, February 26, 2009 and February 25, 2010. The payout, if any, will occur after the end of the three-year performance period.

(14)	The dollar value of the unvested performance shares reported in the preceding column valued at the closing price of DTE Energy common stock on December 31, 2010 ($45.32 per share).

Option Exercises and Stock Vested in 2010

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares		Value Realized
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)		on Vesting ($)
Anthony F. Earley, Jr.	230,000	2,041,998	37,000	(1)	1,627,630
			55,130	(2)	2,422,964

Gerard M. Anderson	36,111	350,408	16,000	(1)	703,840
			23,840	(2)	1,047,768

David E. Meador	20,000	266,139	6,000	(1)	263,940
			8,940	(2)	392,913

Steven E. Kurmas	30,000	93,663	2,500	(1)	109,975
			3,725	(2)	163,714

Gerardo Norcia	6,666	134,114	2,900	(1)	127,571
			4,321	(2)	189,908

Bruce D. Peterson	25,000	256,464	5,000	(1)	219,950
			7,450	(2)	327,428

(1)	This row is the number and related fair market value of the time-based restricted stock that was originally granted on February 23, 2007 and vested on February 23, 2010.

(2)	This row is the number and related fair market value of the performance shares that were originally granted on February 25, 2007 based upon performance measures described on page 49 in “Long-Term Incentive Plan.”

Pension Benefits

For purposes of the following discussion concerning the pension benefits and retirement plans in which our Named Executive Officers participate, we will be using the following terms:

•	“Cash Balance Plan” means the New Horizon Cash Balance component of the Retirement Plan (tax-qualified plan)

•	“DC ESRP” means the Defined Contribution component of the ESRP (non-qualified plan for tax purposes)

•	“ESRP” means the DTE Energy Company Executive Supplemental Retirement Plan (nonqualified plan for tax purposes)

•	“MCN Retirement Plan” means the MCN Traditional component of the Retirement Plan

•	“MSBP” means the Management Supplemental Benefit Plan (nonqualified plan for tax purposes)

•	“Retirement Plan” means the DTE Energy Company Retirement Plan (tax-qualified plan)

•	“SRP” means the DTE Energy Company Supplemental Retirement Plan (nonqualified plan for tax purposes)

•	“Traditional Retirement Plan” means the Detroit Edison Traditional component of the Retirement Plan (tax-qualified plan)

The “Pension Benefits” table below describes the retirement benefits for the Named Executive Officers.

				Present Value of	Payments During
		Number of Years		Accumulated Benefit	Last Fiscal Year
Name	Plan Name(1)	Credited Service (#)		($)	($)

Anthony F. Earley, Jr.	Retirement Plan	16.8		711,649	0
	SRP	16.8		2,880,944	0
	ESRP	31.8	(2)	7,932,937	0

Gerard M. Anderson	Retirement Plan	17.1		505,564	0
	SRP	17.1		1,228,027	0
	ESRP	17.1		2,579,669	0

David E. Meador	Retirement Plan	13.8		433,827	0
	SRP	13.8		548,407	0
	ESRP	23.8	(2)	2,464,039	0

Steven E. Kurmas	Retirement Plan	31.3		1,377,256	0
	SRP	31.3		935,458	0
	ESRP	31.3		704,481	0

Gerardo Norcia	Retirement Plan	8.2		69,612	0
	SRP	8.2		92,252	0
	ESRP	8.2		392,809	0

Bruce D. Peterson	Retirement Plan	8.5		160,569	0
	SRP	8.5		278,448	0
	ESRP	8.5		572,982	0

(1)	As described below, Messrs. Earley, Anderson and Meador each have a choice between the MSBP and DC ESRP benefits. The ESRP number that is reported is the higher of the MSBP or DC ESRP.

(2)	For purposes of calculating the benefit under the MSBP only, Messrs. Earley and Meador have 15 and 10 years, respectively, of additional awarded service. Messrs. Earley’s and Meador’s eligibility for the additional awarded service, granted at the time of their hiring, is subject to their meeting the eligibility requirements of that plan. This additional time was granted to Messrs. Earley and Meador to compensate them for lost pension benefits from their respective previous employers. If additional service is awarded, the MSBP benefit is reduced by any benefit from the noncontributory portion of a prior employer’s retirement plan.

Retirement Plan:  The Retirement Plan includes a number of different benefit accrual formulas including the Traditional Retirement Plan, the MCN Retirement Plan and the Cash Balance Plan. Messrs. Earley, Meador and Anderson participate in the Traditional Retirement Plan. Mr. Kurmas participates in the MCN Retirement Plan. Messrs. Norcia and Peterson participate in the Cash Balance Plan.

•	Traditional Retirement Plan: The benefits provided under the Traditional Retirement Plan are based on an employee’s years of benefit service, average final compensation and age at retirement. Compensation used to calculate the benefits under the Retirement Plan consists of (i) base salary and (ii) lump sums in lieu of base salary increases for the highest five consecutive calendar years within the last 10 years prior to retirement. The monthly benefit at age 65 equals 1.5% for each year of credited service times the average final compensation. Early retirement benefits are immediately available to any employee who has at least 15 years of service and has attained age 45. An annual benefit (payable in equal monthly installments for life) is calculated in the same manner as described above, subject to a reduction factor based on the employee’s age at the time the retirement allowance commences. The early retirement age is computed on the basis of the number of full months by which the employee is under the age to be attained at the employee’s next birthday. An employee who is qualified for early retirement may elect to defer benefit payments until age 65 with no reduction in the allowance or any earlier age with the corresponding reduction factor. Only Messrs. Earley and Anderson are currently eligible for any early retirement benefit.

•	MCN Retirement Plan: The benefits provided under this plan are based on an employee’s years of benefit service, average final compensation and age at retirement. Compensation used to calculate the benefits under the MCN Retirement Plan consists of base salary for the highest five consecutive calendar years within the last 10 years prior to retirement. The monthly benefit at age 65 consists of the total of the following:

1. 1.33% for each year of credited service up to 30, times average final compensation, plus,

2. 1.43% for each year of credited service over 30, times average final compensation, plus,

3. 0.5% for each year of credited service up to 35, times average final compensation minus covered compensation.

An employee who has attained age 55 and whose combined attained age and years of credit service equals at least 70, or who has 30 or more years of credited service regardless of age, is eligible for an early retirement benefit starting before the participant’s normal retirement age. The benefit is reduced by 5% for each year retirement precedes age 62, through age 55. Benefits are actuarially reduced if retirement occurs between ages 48 and 55.

•	Cash Balance Plan: The benefits provided under the Cash Balance Plan are expressed as a lump sum. The cash balance benefit increases each year with contribution credits and interest credits. Contribution credits equal 7% of eligible earnings (base salary and annual corporate incentive payments from the Annual Incentive Plan) for an employee with 30 years or less of credited service and 7 1/2% of eligible earnings for an employee with more than 30 years of credited service. Interest credits are based on the average 30-year Treasury rates for the month of September prior to the plan year. Interest on each year’s January 1 benefit is added the following December 31. The interest credit does not apply to the contribution for the current year. Upon termination of employment, a vested employee may, at any time, elect to receive the value of his benefit. If an employee elects to defer the benefit, interest credits will continue to accrue on the deferred benefit until the distribution of the benefit begins. An employee may elect to receive the benefit as a lump sum payout or as a monthly annuity, but not both. If an employee elects the lump-sum option, the entire lump sum is eligible to be rolled over to another qualified plan or IRA.

SRP:  The benefits provided under the SRP are those benefits that would otherwise have been paid under the Retirement Plan but for the limitations imposed on qualified plans by the Internal Revenue Code.

ESRP:  The ESRP includes two components, the MSBP and the DC ESRP. Under the current terms of the ESRP, certain participants, including Messrs. Earley, Meador and Anderson will receive a choice at termination of employment of either the MSBP or DC ESRP benefit, but not both. Messrs. Kurmas, Norcia and Peterson are only eligible to participate in the DC ESRP component of the ESRP and not the MSBP component.

•	MSBP: Prior to January 1, 2001, many Company executives, including Messrs. Earley, Meador and Anderson, participated in the MSBP. The MSBP was incorporated into the ESRP and certain executives, including Messrs. Earley, Meador and Anderson, were designated as grandfathered participants. Under the current terms of the ESRP, grandfathered participants will receive a choice at termination of employment of either the MSBP or DC ESRP benefit, but not both. The MSBP requires an executive to be at least age 55 with 10 years of service to receive benefits.

The benefits provided under the MSBP set a target retirement benefit and are basically equal to 60% of average final compensation for the Named Executive Officers (other than Messrs. Kurmas, Norcia and Peterson, who are not covered under the MSBP component of the ESRP). This amount is then adjusted based on age at termination, years of service (actual service and awarded service), and payment option selected. The adjusted amount is offset by the amount that is paid from the Retirement Plan, SRP and any benefit from the noncontributory portion of a prior employer’s retirement plan (if awarded service has been granted). Compensation used to calculate the benefits under the MSBP includes the highest 260 weeks of base salary, lump sums in lieu of base salary increases and, for years prior to 2001, the annual incentive bonus paid under the Shareholder Value Improvement Plan. Subsequent to 2000, when the Shareholder Value Improvement Plan was eliminated, the highest 260 weeks includes 10% of an executive’s base salary in lieu of a bonus. In the event of a change-in-control of the Company, executives who have entered into Change-in-Control Severance Agreements with the Company would receive an additional two years of age and service credits for purposes of the MSBP or any successor plan. See “Potential Payments Upon Termination of Employment” beginning on page 64 for further explanation of the change-in-control provision of the MSBP.

•	DC ESRP: Effective January 1, 2001, we implemented the DC ESRP, a defined-contribution approach to non-qualified supplemental retirement benefits. The DC ESRP approach was effective for most of the newly hired or promoted executives after that date. The DC ESRP provides for a benefit equal to a stated percentage of base salary and Annual Incentive Plan awards that is credited to a bookkeeping account on behalf of eligible executives. For the Named Executive Officers, the contribution percentage is 10%. The account value will increase or decrease based on the performance of the investment elections under the plan, as directed by the participants. Vesting of the benefit under the DC ESRP occurs at a rate of 20% per anniversary year. All of the Named Executive Officers are 100% vested in their DC ESRP accounts. In the event of a change-in-control of the Company, executives who have entered into Change-in-Control Severance Agreements with the Company would receive an additional two years of compensation credits for purposes of the DC ESRP or any successor plan. See “Potential Payments Upon Termination of Employment” beginning on page 64 for further explanation of the change-in-control provision of the DC ESRP.

Non-Qualified Deferred Compensation

The following table details the contributions (both employee and Company), earnings, withdrawals/distributions and aggregate year-end balance for the Supplemental Savings Plan for 2010. This plan is more fully described below.

	Executive	Registrant
	Contributions in	Contributions in	Aggregate Earnings	Aggregate Balance
	Last Fiscal Year	Last Fiscal Year	in Last Fiscal Year	at Last Fiscal Year
Name	($)(1)	($)(2)	($)(3)	End ($)

Anthony F. Earley, Jr.	105,469	62,105	231,397	2,257,741
Gerard M. Anderson	73,654	42,738	101,084	1,065,952
David E. Meador	28,269	20,862	51,516	584,183
Steven E. Kurmas	14,250	14,250	13,617	151,501
Gerardo Norcia	16,208	11,769	5,612	111,243
Bruce D. Peterson	21,017	15,282	10,556	305,783

(1)	During 2010, all of the Named Executive Officers were participants in the Supplemental Savings Plan. These amounts represent the amounts deferred from base salary into the Supplemental Savings Plan.

(2)	These amounts are the Company matching contribution to the Supplemental Savings Plan for 2010 and are included in the “Summary Compensation Table” on page 54 as “All Other Compensation.”

(3)	These earnings represent investment income on the various investment alternatives that can be selected and directed by participants. The aggregate earnings are based on this income and are not reported as compensation in the Summary Compensation Table.

The Supplemental Savings Plan — A participant may contribute up to 100% (less applicable FICA taxes and other legally required deductions) of base salary to the Supplemental Savings Plan. The percentage a participant may contribute to the Supplemental Savings Plan is determined by the percentage that the participant elects to contribute to the 401(k) plan. A participant may direct his or her contributions and related company contributions to any investment option available under the 401(k) plan. As under the 401(k) plan, investment directions and exchanges may be made on a daily basis.

For Supplemental Savings Plan participants who also participate in the Detroit Edison portion of the 401(k) plan (including all of the Named Executive Officers other than Mr. Kurmas), we contribute $1 to the participant’s Supplemental Savings Plan account for each $1 the participant contributes on the first 4% of eligible compensation. We contribute $0.50 for each $1 contributed on the next 4% of eligible compensation.

For participants in the MCN portion of the 401(k) plan, such as Mr. Kurmas, we make matching contributions dollar for dollar on the first 6% of eligible compensation.

Participants are 100% vested at all times in the value of their contributions and our matching contributions. We maintain bookkeeping accounts for participants in the Supplemental Savings Plan. In order to comply with Internal Revenue Code Section 409A, there are separate accounts for monies deferred on or after January 1, 2005. A participant’s benefit will be comprised of separate bookkeeping accounts evidencing his or her interest in each of the investment funds in which contributions and related employer contributions have been invested. No actual “contributions” are made to the funds themselves. Earnings or losses are calculated using the daily valuation methodology employed by the record keeper for each corresponding fund under the 401(k) plan.

If a participant retires from the Company, becomes totally and permanently disabled and entitled to benefits under a long-term disability plan sponsored by the Company, or terminates employment with the Company, the participant will be eligible to receive the full value of his or her Supplemental Savings Plan account, including all of his or her own contributions and all Company contributions, adjusted for investment earnings and losses. In the event of death, a lump sum distribution will be paid to the participant’s spouse or other designated beneficiary.

Distributions from the Supplemental Savings Plan will be paid in cash. Distributions will be made in accordance with the distribution election the participant made when enrolling in the Supplemental Savings

Plan. A participant may elect to take a lump sum distribution or annual payments over a period of not less than two years and not more than 15 years. Lump sums and the first annual installment payments will be made no later than March 1 of the plan year following the year of termination. Subsequent annual installments will be made no later than March 1 of the installment period. Named Executive Officers and certain other executives must wait a minimum of six months after termination prior to receiving a distribution from post-2004 balances.

Potential Payments Upon Termination of Employment

Other than the Change-in-Control Severance Agreements discussed below, we have not entered into any other severance agreements or other arrangements with the Named Executive Officers and do not maintain any other severance benefit programs for the Named Executive Officers.

Change-in-Control Benefits

We have entered into Change-in-Control Severance Agreements with certain executives, including the Named Executive Officers. The agreements are intended to provide continuity of management in the event there is a change-in-control of the Company and to align executive and shareholder interests in support of corporate transactions. For purposes of these agreements, a change-in-control occurs if (i) we or our assets are acquired by another company or if we merge, consolidate, or reorganize with another company and less than 55% of the new or acquiring company’s combined voting stock is held by holders of the voting stock of the Company immediately prior to the change-in-control transaction, (ii) a “person” becomes the beneficial owner of at least 20% of the Company’s voting stock, (iii) a majority of the Company’s Board members change within a period of two consecutive years, (iv) the Company’s shareholders approve a complete liquidation or dissolution of the Company, or (v) the Company executes, at the direction of the Board, one or more definitive agreements to engage in a transaction that will result in one of the events described in (i) through (iv).

The Change-in-Control Severance Agreements provide for severance compensation in the event that the executive’s employment is terminated (actually or constructively) within two years after a change-in-control of the Company. The severance compensation provided to an executive following a qualifying termination is the same for all of the change-in-control events. The cash severance benefit is the sum of (i) a multiple of the executive’s base salary plus annual bonus, assuming target performance goals for such year would be met, plus (ii) a lump sum payment of the executive’s pro-rated annual bonus (reduced by any pro-rated annual bonus otherwise paid because of the executive’s termination). The multiple for the Named Executive Officers is 200%. An additional amount is paid as consideration for the prohibition against engaging in any competitive activity for one year after termination that is imposed by the Change-in-Control Severance Agreement. The additional amount for the Named Executive Officers is 100% of the executive’s base salary plus annual bonus, assuming target performance goals for such year would be met.

The Company’s retiree health and life insurance plans separately provide that any non-represented employee who receives severance pay because of a change-in-control will be credited with additional years of service after age 45 for purposes of eligibility for retiree health and life insurance equal to individual’s “benefit continuation period” under the applicable severance agreement or program. Under these provisions, the Named Executive Officers would be credited with an additional two years of service after age 45 for purposes of eligibility for retiree health and life insurance benefits.

The severance payment includes payment by the Company for outplacement services by a firm selected by the Named Executive Officer in an amount up to 15% of the Named Executive Officer’s base pay.

In addition, the executive would receive an additional two years of age and service credits for purposes of the MSBP (if the executive is a participant in the MSBP, as are Messrs. Earley, Anderson, and Meador), or an additional two years of compensation credits for purposes of the ESRP, a cash payment representing health care and other welfare benefits for two years, outplacement services, and indemnification for any excise taxes. If the executive is subject to the Company’s mandatory retirement policy (as are the Named Executive Officers), the benefits provided under a Change-in-Control Severance Agreements are subject to reduction depending on the executive’s age at termination. Executives who have Change-in-Control Severance Agreements and are participants in the MSBP who meet certain age and service requirements at the time of their termination would receive an immediate distribution of their benefit under the MSBP.

In addition, the Long-Term Incentive Plan provides that all options, restricted stock awards and performance shares will become exercisable or vested or will be earned (as applicable) upon the occurrence of change-in-control event (i) or (iv) described above. Performance shares will be earned assuming target performance. Although this acceleration provision appears in the Long-Term Incentive Plan, the excise tax indemnification provisions of the Change-in-Control Severance Agreements (for executives covered by such agreements) will apply to any excise taxes incurred as a result of the acceleration.

We have an irrevocable trust established to provide a source of funds to assist us in meeting our obligations under the Change-in-Control Severance Agreements and certain other director and executive compensation plans described previously. We may make contributions to the trust from time to time in amounts determined sufficient to pay benefits when due to participants under such plans. Notwithstanding the trust, these plans are not qualified or fully funded, and amounts on deposit in the trust are subject to the claims of the Company’s general creditors.

The following table provides the estimated lump-sum or present values of the various change-in-control protections as if a qualifying termination had occurred on December 31, 2010.

		Pro-		Accelerated		Health &
	Severance	Rated	Pension	LTIP		Welfare	Excise Tax	Non-
	Amount	Bonus	Enhancement	Awards	Outplacement	Benefits	& Gross	Compete
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	Up ($)(7)	($)(8)	Total ($)

Anthony F. Earley, Jr.	4,960,000	0	1,476,963	7,545,952	186,000	78,200	0	2,480,000	16,727,115
Gerard M. Anderson	3,700,000	850,000	2,784,976	3,658,341	150,000	78,200	4,668,310	1,850,000	17,739,827
David E. Meador	1,977,500	423,750	2,523,069	1,551,498	84,750	78,200	2,801,080	988,750	10,428,597
Steven E. Kurmas	1,650,000	325,000	1,121,448	1,196,271	75,000	78,200	1,899,132	825,000	7,170,051
Gerardo Norcia	1,360,000	255,000	252,295	846,670	63,750	78,200	1,150,133	680,000	4,686,048
Bruce D. Peterson	1,513,600	283,800	637,355	997,554	70,950	78,200	1,348,582	756,800	5,686,841

(1)	The severance amount equals two times each Named Executive Officer’s base salary and target bonus as of December 31, 2010.

(2)	Because this table is as of December 31, 2010, the pro-rated bonus equals a full 2010 bonus amount at a target level of performance. Mr. Earley is retirement eligible under the terms of the Annual Incentive Plan as of December 31, 2010 and therefore would receive no additional benefit in the event of a change-in-control.

(3)	The pension enhancement represents the present value of the additional two years of age and service awarded under the MSBP formula or two additional years of compensation credits awarded under the ESRP formula per the Change-in-Control Severance Agreements.

(4)	This column reflects the acceleration of stock options, performance shares and restricted stock granted under the Company’s Long-Term Incentive Plan.

(5)	Outplacement benefits are capped at 15% of each Named Executive Officer’s base salary.

(6)	This column includes family coverage costs for medical, dental and vision benefits for a 24-month period. Also included are life insurance, long-term disability insurance, and accidental death and disability insurance for a 24-month period.

(7)	Pursuant to the Change-in-Control Severance Agreements, the Company will reimburse each Named Executive Officer for any excise tax imposed by the IRS (20% of any amounts deemed to be an excess parachute payment). In addition, the Company will gross-up the amount of the excise tax reimbursement for income taxes.

(8)	The consideration for the non-competition prohibition in the Change-in-Control Severance Agreement is 100% of each Named Executive Officer’s base salary and target bonus as of December 31, 2010.

2010 DIRECTOR COMPENSATION TABLE

The following table details the compensation earned in 2010 by each of the non-employee directors.

	Fees Earned	Stock	All Other
	or Paid in	Awards ($)	Compensation ($)
Name	Cash ($)(1)	(2)	(3)	Total ($)

Lillian Bauder	93,000	87,080	494	180,574
David A. Brandon	36,000	46,520	52	85,572
W. Frank Fountain, Jr.	86,000	87,080	305	173,385
Allan D. Gilmour	90,875	87,080	494	178,449
Frank M. Hennessey	95,000	87,080	494	182,574
John E. Lobbia	85,000	87,080	305	172,385
Gail J. McGovern	79,000	87,080	103	166,183
Eugene A. Miller	115,000	87,080	494	202,574
Mark A. Murray	80,000	87,080	69	167,149
Charles W. Pryor, Jr.	88,000	87,080	305	175,385
Josue Robles, Jr.	81,000	87,080	158	168,238
Ruth G. Shaw	83,000	87,080	158	170,238
James H. Vandenberghe	93,125	87,080	158	180,363

(1)	The following table provides a detailed breakdown of the fees earned or paid in cash:

	Fees Earned or Paid in Cash
		Presiding Director/
		Committee Chair
	Board	Retainers
Name	Retainer ($)	($)	Meeting Fees ($)	Total ($)

Lillian Bauder	60,000	5,000	28,000	93,000
David A. Brandon	30,000		6,000	36,000
W. Frank Fountain, Jr.	60,000	5,000	21,000	86,000
Allan D. Gilmour	60,000	1,875	29,000	90,875
Frank M. Hennessey	60,000	10,000	25,000	95,000
John E. Lobbia	60,000		25,000	85,000
Gail J. McGovern	60,000		19,000	79,000
Eugene A. Miller	60,000	25,000	30,000	115,000
Mark A. Murray	60,000		20,000	80,000
Charles W. Pryor, Jr.	60,000	5,000	23,000	88,000
Josue Robles, Jr.	60,000		21,000	81,000
Ruth G. Shaw	60,000		23,000	83,000
James H. Vandenberghe	60,000	3,125	30,000	93,125

Messrs. Brandon, Fountain and Vandenberghe elected to defer 100% of the fees detailed above into the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees. Meeting fees include fees for any official Company business or special services that may be required by the Company, which are paid the equivalent of committee meeting fees per day.

(2)	These amounts represent the dollar amounts of compensation cost for 2010 in accordance with FASB ASC Topic 718 and, as such, include costs recognized in the financial statements with respect to phantom shares and shares of restricted stock granted. Because the phantom shares are 100% vested (with a mandatory three-year deferral) on the grant date, the FASB ASC Topic 718 expense equals the grant date fair value as of January 4, 2010. The grant date fair value of $43.54 was the closing price of the Company stock on January 4, 2010.

For all of the non-employee directors other than Mr. Brandon, this amount is the value of the annual grant of 2,000 phantom shares granted on January 4, 2010. For Mr. Brandon, this amount is the value of the

1,000 shares of restricted stock granted on June 24, 2010. Outstanding equity awards as of December 31, 2010 are as follows:

	Phantom Shares in	Phantom Shares in		Unexercised
Name	Equity Plan	Deferred Fee Plan	Restricted Stock	Stock Options

Lillian Bauder	21,914	0	0	2,000
David A. Brandon	341	345	1,000	0
W. Frank Fountain, Jr.	11,237	4,705	0	0
Allan D. Gilmour	21,914	0	0	4,000
Frank M. Hennessey	20,617	7,888	0	3,000
John E. Lobbia	16,244	0	0	4,000
Gail J. McGovern	12,348	0	0	1,000
Eugene A. Miller	21,914	8,838	0	4,000
Mark A. Murray	2,070	0	1,000	0
Charles W. Pryor, Jr.	20,240	0	0	0
Josue Robles, Jr.	10,021	0	0	1,000
Ruth G. Shaw	6,588	0	0	0
James H. Vandenberghe	8,618	3,208	0	0

(3)	This amount is the total of the premiums paid for the group-term life insurance provided to the non-employee directors by the Company.

2012 ANNUAL MEETING OF SHAREHOLDERS

Our Bylaws provide that the annual meeting of shareholders will be held on such date and at such time and place as may be fixed by the Board of Directors. When the Board fixes the date for an annual meeting, it will be announced as soon as practicable.

Shareholder Proposals and Nominations of Directors

For Inclusion In Proxy Statement.  Shareholder proposals to be considered for inclusion in the Proxy Statement for the 2012 Annual Meeting must be received by the Corporate Secretary at our principal business address no later than 5:00 p.m. Detroit time on November 22, 2011.

For Matters to be Brought at the Meeting.  If a shareholder intends to submit a matter other than by timely submitting the proposal to be included in the Proxy Statement, the shareholder must give timely notice in accordance with our Bylaws. To be timely, a shareholder’s notice nominating a person for election to the Board or proposing other business must be received not less than 60 nor more than 90 calendar days prior to the date of the annual shareholder meeting.

Procedures for Submitting Proposals and Nominations.  Any shareholder who wishes to (i) nominate a person for election to the Board, or (ii) propose other items of business at an annual meeting must be a shareholder of record at the time of giving the notice and entitled to vote at the meeting. All notices must be received by the Corporate Secretary, One Energy Plaza, Room 2459 WCB, Detroit, Michigan 48226-1279, fax: 313-235-8871. Any such notice must include:

•	the name and address, as they appear on our books, of the shareholder making the proposal or nomination and of the beneficial owner, if any, on whose behalf the proposal or nomination is made;

•	the class and number of shares that are owned beneficially and of record by the shareholder making the proposal or nomination and by the beneficial owner, if any, on whose behalf the proposal or nomination is made; and

•	a representation that the person giving the notice is a shareholder of record entitled to vote at the annual meeting and intends to appear at the meeting in person or by proxy to make the nomination or propose the business specified in the notice.

In addition, our Bylaws require the following:

•	If a shareholder notice is nominating a person for election to the Board, the notice must also include:

•	a description of all arrangements or understandings pursuant to which the nomination is made;

•	such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the SEC’s proxy rules if the nominee had been nominated by the Board; and

•	the signed consent of the nominee to serve as a director if elected.

•	If a shareholder notice is proposing any other items of business, the notice must also include as to each matter the shareholder proposes to bring before the annual meeting:

•	a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and

•	any material interest the shareholder or the beneficial owner, if any, on whose behalf the proposal is made, has in the matter.

A shareholder must also comply with all the applicable requirements of the Exchange Act for shareholder proposals, including matters covered by SEC Rule 14a-8. Nothing in our Bylaws affects any rights of shareholders to request inclusion of proposals in the proxy statement pursuant to SEC Rule 14a-8.

Proxies solicited by the Company for the 2012 annual meeting may confer discretionary authority to vote on an untimely proposal without express direction from the shareholders giving proxies.

SOLICITATION OF PROXIES

We will pay the cost to solicit proxies.  Directors and officers of DTE Energy and employees of its affiliates may solicit proxies either personally or by telephone, facsimile transmission or via the Internet, but no additional remuneration will be paid by the Company for the solicitation of those proxies. We paid approximately $16,938 plus out-of-pocket expenses to Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut 06902 to help distribute proxy materials and solicit votes in that same manner.

IMPORTANT

The interest and cooperation of all shareholders in our affairs are considered to be of the greatest importance by your management. Even if you expect to attend the annual meeting, it is urgently requested that, whether your share holdings are large or small, you promptly fill in, date, sign and return the enclosed proxy card in the envelope provided or vote by telephone or on the Internet. If you do so now, we will be saved the expense of follow-up notices.

DTE Energy Annual Meeting of Shareholders

10 a.m., Thursday, May 5, 2011

Please note: You will need the admission ticket attached to your Proxy Card. For shareholders whose shares are registered in the name of a bank, brokerage firm, or other nominee, you will need your statement of account showing ownership as of the record date. All shareholders must present a government-issued picture I.D. or passport for admission to the meeting.

Fisher Fwy. Southbound I-75
Fisher Fwy. Northbound I-75
Grand River Exit
MGM Grand Casino Self-Park Garage and DTE Energy Employee Parking
Plum St.
DTE Energy Annual Shareholders Meeting.
Indoor walkway from parking garage Level 2 to DTE Energy complex.
Southbound Lodge Fwy. (US 10)
Northbound Lodge Fwy. (US 10)
CASINO
HOTEL
Service Building
Town Square
S.D.C.
General Office Building
Beech St.
Edison Credit Union and Entrance
Walker Cisler Building
Security Desk
HQ Entrances
Credit Union/ Visitor Parking
Plaza
Energy Plaza
Executive Guest Parking
Third
First St.
Cass Ave.
Bagley Ave.
Bagley Exit
Michigan Ave.
Abbott
Washington Blvd.
Grand River
N

WHERE TO PARK AND HOW TO ENTER MEETING AREA

- Park on **Level 2** in MGM Self Park Garage.
- Entrance to DTE Energy facility is located in the southeast corner.
- Enter indoor walkway from MGM Self Parking Garage to DTE Energy complex and follow signs to the Shareholder check-in.

ADDRESS

DTE ENERGY COMPLEX
One Energy Plaza
Detroit, MI 48226

LEGEND

- Garage Entrance
- Indoor walkway
- Pedestrian only
- Town Square

10-0067/03-10

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
     Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
     For DTE Energy Savings Plan participants,
Internet and phone voting are available through
11:59 p.m. EDT on May 2nd, 2011.

INTERNET – www.ematerials.com/dte Use the Internet to vote your proxy until 11:59 p.m. (EDT) on May 4th, 2011.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (EDT) on May 4th, 2011.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
ò Please detach here ò

The Board of Directors Recommends a Vote FOR Proposals 1, 2, 3 and 5; For 3 YEARS on Proposal 4; and AGAINST Proposal 6.

1.	Election of directors:
	Nominees for Terms Ending in 2014:		Nominee for Term Ending in 2013:	☐	Vote FOR	☐	Vote WITHHELD
	01 Lillian Bauder	04 Josue Robles, Jr.	06 David A. Brandon		all nominees		from all nominees
	02 W. Frank Fountain, Jr.	05 James H. Vandenberghe			(except as marked)
03 Mark A. Murray

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Independent Registered Public Accounting Firm PricewaterhouseCoopers LLP		☐	For	☐	Against	☐	Abstain

3. Management Proposal Regarding Executive Compensation		☐	For	☐	Against	☐	Abstain

4. Management Proposal Regarding Frequency of Executive Compensation Votes	☐ 3 Years	☐ 2 Years		☐ 1 Year		☐	Abstain

5. Management Proposal Regarding Board Declassification		☐	For	☐	Against	☐	Abstain

6. Shareholder Proposal Regarding Political Contributions		☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change or Comments? Mark box, sign, and indicate changes below:	☐	Date

Signature(s): Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

DTE ENERGY COMPANY
2011 ANNUAL MEETING OF SHAREHOLDERS
Dear Shareholder(s):
The Annual Meeting of Shareholders of DTE Energy Company will be held at the DTE Energy Building, One Energy Plaza, Detroit, Michigan, on Thursday May 5, 2011 at 10:00 a.m. EDT.
Admission to the meeting will be on a first-come first-serve basis. This admission ticket and a government-issued photo identification card, such as a driver’s license, state identification card or passport, will be required to enter the meeting. If you are a shareholder of record and plan to attend the meeting, please bring this admission ticket to the meeting.
A map with directions to the meeting is located on the back page of the proxy statement.
Lisa A. Muschong
Corporate Secretary

Do not write in this area. For office use only.

Name(s) of Shareholder Attending	Name of Guest Attending

Admitted by (initials)	Misc. Notes:

Drivers Lic. State ID Passport Other

DTE ENERGY COMPANY One Energy Plaza Detroit, MI 48226
proxy

DTE ENERGY COMPANY PROXY CARD AND VOTING INSTRUCTION FORM
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          By signing on the other side, I (we) appoint Bruce D. Peterson, Patrick B. Carey, Anthony G. Morrow and any of them, as proxies to vote my (our) shares of Common Stock at the Annual Meeting of Shareholders to be held on Thursday, May 5, 2011, and at all adjournments thereof, upon the matters set forth on the reverse side hereof and upon such other matters as may properly come before the meeting.
          If you sign and return this proxy, the shares will be voted as directed. If no direction is indicated, the shares will be voted FOR Proposals 1, 2, 3 and 5, for 3 YEARS on Proposal 4, and AGAINST Proposal 6. Your telephone or Internet vote authorizes the named proxies to vote your shares as directed. Unless you have voted by telephone or Internet, or have returned a signed proxy, the shares cannot be voted for you. If you are a record holder, you can also vote your shares at the meeting.
          For participants in one of the DTE Energy Company Savings Plans, by signing on the other side, you hereby direct JPMorgan Chase Bank, as Trustee, to vote all shares of Common Stock of DTE Energy Company represented by your proportionate interest in the Trust at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 5, 2011, and at all adjournments thereof, upon the matters set forth on the reverse side hereof and upon such other matters as may properly come before the meeting.
          The Trustee is directed to vote as specified on the reverse. If you sign and return this form, but do not otherwise specify, the Trustee will vote FOR Proposals 1, 2, 3 and 5, for 3 YEARS on Proposal 4, and AGAINST Proposal 6. Only the Trustee can vote your shares. Your shares cannot be voted in person.
          For participants in the Detroit Edison Company Savings & Stock Ownership Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers, the Detroit Edison Company Savings & Stock Ownership Plan for Employees Represented by Local 223 of the Utility Workers Union of America, and in the DTE Energy Plan portion of the DTE Energy Company Savings and Stock Ownership Plan: The Trustee only votes shares for which the Trustee has received your vote by telephone or Internet, or has received a signed voting instruction form.
          For participants in the MichCon Investment and Stock Ownership Plan and in the Citizens Gas Plan and MCN Plan portions of the DTE Energy Company Savings and Stock Ownership Plan: Shares with respect to which the Trustee does not receive voting instructions will be voted by the Trustee in the same proportion as shares for which the Trustee receives voting instructions.
See reverse for voting instructions.
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